Exhibit 2.1
MEMBERSHIP INTERESTS PURCHASE AGREEMENT
dated
April 25, 2007
by and between
DRA G&I FUND VI REAL ESTATE INVESTMENT TRUST
and
COLONIAL PROPERTIES TRUST

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TABLE OF CONTENTS

PAGE
14.9 Counterparts	39
14.10 Headings	39
14.11 Time of Essence	39
14.12 Further Assurances	39
14.13 Number and Gender	39
14.14 Construction	39
14.15 Post-Closing Access to Records	39
14.16 Attorney’s Fees	40
14.17 Business Days	40
14.18 Dispute Resolution	40
14.19 Guaranty of Certain Obligations	40

LIST OF EXHIBITS AND SCHEDULES

SCHEDULE 1	LIST OF DEFINED TERMS
SCHEDULE 3.4	LIST OF LITIGATION
SCHEDULE 3.7(a)	LIST OF LEASES; DEFAULT NOTICES
SCHEDULE 3.7(b)	RENT ROLLS
SCHEDULE 3.7(c)	LEASE DEFAULTS
SCHEDULE 3.7(d)	LEASING COMMISSIONS
SCHEDULE 3.7(e)	TENANT IMPROVEMENTS
SCHEDULE 3.7(f)	TAX PROCEEDINGS
SCHEDULE 3.8	CONTRACTS
SCHEDULE 3.12.2	LIST OF ENVIRONMENTAL REPORTS
SCHEDULE 3.20	PERSONAL PROPERTY
SCHEDULE 3.21	OPERATING STATEMENTS
SCHEDULE 3.22	CAPITAL PROJECTS
SCHEDULE 5.3	MORTGAGE LOAN PROVISIONS
SCHEDULE 6.1	PERMITTED TITLE EXCEPTIONS
SCHEDULE 6.4.1	OUTSTANDING DILIGENCE MATERIALS
SCHEDULE 6.4.2.3	RELEASE PRICE
EXHIBIT “A”	LIST OF PROPERTIES
EXHIBIT “B”	TENANT ESTOPPEL CERTIFICATE
EXHIBIT “C”	INTENTIONALLY DELETED
EXHIBIT “D”	LLC AGREEMENT
EXHIBIT “E”	TENANT NOTICE
EXHIBIT “F”	SERVICE CONTRACTOR NOTICE

v

MEMBERSHIP INTERESTS PURCHASE AGREEMENT
          THIS MEMBERSHIP INTERESTS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 25, 2007 (the “Execution Date”), by and between (i) DRA G&I FUND VI REAL ESTATE INVESTMENT TRUST, a Maryland real estate investment trust (“Buyer”), and (ii) COLONIAL PROPERTIES TRUST, an Alabama real estate investment trust (“Colonial REIT”).
R E C I T A L S
          A. Colonial Realty Limited Partnership, a Delaware limited partnership (the “Operating Partnership”) of which Colonial REIT is the general partner, either directly or through one or more subsidiaries, is the owner of twenty-four (24) office properties, consisting of fifty-nine buildings, and two (2) retail properties and associated real and personal property, which office and retail properties are listed on Exhibit A attached hereto and made a part hereof (such office and retail properties together with such buildings and associated real and personal property and the Appurtenant Rights, each a “Property” and collectively, the “Properties”).
          B. Pursuant to that certain Contribution Agreement dated as of April 25, 2007 between the Operating Partnership and DRA/CLP OFFICE LLC, a Delaware limited liability company (the “Company”) (the “Contribution Agreement”), prior to the Closing (as hereinafter defined), the Operating Partnership shall transfer, contribute and convey, or cause to be transferred, contributed and conveyed, each Property to a separate, newly formed, single asset Delaware limited liability company or limited partnership, wholly owned, directly or indirectly, by the Operating Partnership (each, a “Property Owning Entity” and, collectively, the “Property Owning Entities”) in exchange for 100% of the ownership interests in each of the Property Owning Entities (the “Property Transfers”).
          C. Subsequent to the Property Transfers but prior to the Closing, the Operating Partnership will transfer, contribute and convey 100% of the ownership interests in each of the Property Owning Entities to the Company in respect of its ownership of 100% of the ownership interests in the Company (the “Property Owner Interest Contribution”).
          D. Following the Property Owner Interest Contribution, the Company and/or the Property Owning Entities intend to enter into the Mortgage Loan (as hereinafter defined) and the Company and/or Property Owning Entities intend to distribute the proceeds of the Mortgage Loan to the Operating Partnership, as the sole member of the Company.

          E. Following the Property Owner Interest Contribution and the distribution of the proceeds of the Mortgage Loan by the Company and/or the Property Owning Entities to the Operating Partnership, the Operating Partnership shall distribute 85% of the common membership units of the Company (the “Common Units”) to its partners (including Colonial REIT) (the “Distribution”), on the basis of 0.85 Common Unit for each common unit of partnership interest in the Operating Partnership held by each partner and contribute the remaining 15% of the Common Units to a to-be-formed wholly owned subsidiary of the Operating Partnership (“Colonial LLC”) (the transfers and other transactions described in this Clause E and Clauses B, C, and D above collectively shall be known as the “Pre-Closing Transactions”).
          F. Buyer desires to acquire from Colonial REIT all of Colonial REIT’s Common Units in the Company on the terms and conditions set forth herein.
          G. Buyer has also agreed to purchase, at the Closing, Common Units from any limited partner of the Operating Partnership (each, a “Limited Partner” and collectively, the “Limited Partners”) that desires to sell the Common Units distributed to and owned by such Limited Partner, and in connection therewith, Buyer shall enter into a Membership Interest Purchase Agreement between Buyer and such Limited Partners (the “Limited Partner Purchase Agreement”) as provided in Section 8.3.1.4 below.
          H. A glossary of defined terms is attached to this Agreement as Attachment 1.
A G R E E M E N T
          NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Colonial REIT hereby agree as follows:
1. CONVEYANCE.
     Upon and subject to all of the terms and conditions of this Agreement, Colonial REIT agrees to sell, assign, transfer and convey to Buyer (or one or more of its designees) all of its Common Units (the “REIT Transferred Interests”). Buyer agrees to accept such sale, assignment, transfer, and conveyance upon and subject to all of the terms and conditions of this Agreement.
2. PURCHASE PRICE.
     2.1 Purchase Price. The per unit purchase price to be paid by Buyer for each Common Unit to be conveyed shall equal: (x) (i) One Billion One Hundred Thirty-One Million One Hundred Ninety-Seven Thousand Seven Hundred Ninety-Eight Dollars ($1,131,197,798.00) less (ii) the principal amount of the Mortgage Loan (as defined below) outstanding on the Closing Date, divided by (y) the number of Common Units in the Company (the “Per Unit Purchase Price”). The aggregate purchase price to be paid by Buyer to Colonial REIT for the REIT Transferred Interests shall equal the product of (a) the Per Unit Purchase Price and (b) the number of Common Units held by Colonial REIT on the Record Date (the “Purchase Price”). For purposes of this Agreement, the “Record Date” shall mean the day prior to the Closing Date.
     2.2 [INTENTIONALLY DELETED]
     2.3 Payment of Purchase Price. On the Closing Date, Buyer shall pay the Purchase Price to Colonial REIT by wire transfer of immediately available funds to an account maintained by Chicago Title Insurance Company, as escrowee (the “Escrowee”), pursuant to escrow instructions reasonably acceptable to Buyer and Colonial REIT.
3. REPRESENTATIONS AND WARRANTIES OF COLONIAL REIT.
     Colonial REIT represents and warrants to Buyer, that:
     3.1 Due Organization; Consents.
          (a) Colonial REIT is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Alabama, with its principal place of business in the State of Alabama. All requisite trust action has been taken by Colonial REIT in connection with entering into this Agreement, and will be taken prior to the Closing in connection with, the execution and delivery of the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any shareholder, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required in connection with the execution by Colonial REIT of this Agreement and/or the performance by Colonial REIT of its obligations hereunder that has not been obtained, other than consents the failure to obtain of which would not, individually or in the aggregate, have a Material Adverse Effect
          (b) The Operating Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, with its principal place of business in the State of Alabama. All requisite partnership action has been taken or will be taken by the Operating Partnership in connection with the Pre-Closing Transactions, and the execution and delivery of the instruments required to effectuate the Pre-Closing Transactions. No consent of any partner, shareholder, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required in connection with the execution by the Operating Partnership of any documents and/or the performance by the Operating Partnership of its obligations pursuant to the Pre-Closing Transactions that has not been obtained, other than consents the failure to obtain of which would not, individually or in the aggregate, have a Material Adverse Effect.

     3.2 Authority; Validity of Agreements.
          Colonial REIT has full right, power and authority to transfer, contribute and convey the REIT Transferred Interests to Buyer, to carry out its obligations hereunder and to execute, deliver and perform, and enter into and consummate, all of the documents and transactions contemplated by this Agreement. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Colonial REIT have the legal power, right and actual authority to bind Colonial REIT to the terms hereof and thereof. This Agreement is, and all instruments, documents and agreements to be executed by Colonial REIT in connection herewith are and shall be, duly authorized, executed and delivered by Colonial REIT and shall be valid, binding and enforceable obligations of Colonial REIT subject to applicable bankruptcy, insolvency or other similar laws relating to creditors’ rights and general principles of equity.
     3.3 No Conflicts.
          The execution and delivery of this Agreement by Colonial REIT, the consummation of the transactions herein contemplated (including, without limitation, the Pre-Closing Transactions) to be performed by Colonial REIT, the Operating Partnership and the Property Owning Entities and compliance with the terms of this Agreement by Colonial REIT will not conflict with or, without notice or the passage of time or both, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, deed of trust, mortgage, loan agreement, or other document, instrument or agreement, oral or written, to which Colonial REIT, the Operating Partnership or any of the Property Owning Entities is a party or by which Colonial REIT, the Operating Partnership or any of the Property Owning Entities or their assets are bound, or any applicable law or regulation of any governmental agency, or any judgment, order or decree of any court having jurisdiction over Colonial REIT, the Operating Partnership or any of the Property Owning Entities or all or any portion of any Properties, other than a breach or default that would not have a Material Adverse Effect. A “Material Adverse Effect” shall mean a material adverse effect on (x) the operations or market value or financability of the Properties or the Property Owning Entities, or (y) on the ability of Colonial REIT or the Operating Partnership to perform and/or consummate the transactions (including the Pre-Closing Transactions) contemplated by this Agreement; provided that notwithstanding the foregoing, the following shall not constitute, and shall not be taken into account in determining whether there has been an occurrence of, a Material Adverse Effect: (i) any existence of or change in (A) general political or economic conditions, (B) general financial or capital market conditions (including interest rates) or (C) general conditions of the real estate industry (nationally or locally with respect to a particular Property or group of Properties), (ii) the public announcement or becoming public of the transactions contemplated by this Agreement, (iii) any changes in law or GAAP or in any authoritative interpretations thereof, or (iv) any action taken by Buyer or any of its Affiliates or representatives; and provided further that a determination of whether there has been or is likely to be a Material Adverse Effect for purposes of this Agreement shall be made on a portfolio basis of all of the Properties and Property

Owning Entities taken as a whole, except as otherwise expressly indicated as a Material Adverse Effect on a single Property or Property Owning Entity.
     3.4 Litigation. Except for the proceedings disclosed on Schedule 3.4 attached hereto, there are no actions, suits or proceedings before any judicial or quasi-judicial body, by any governmental authority or other third party, pending, or to Colonial REIT’s knowledge, threatened, against or affecting Colonial REIT, the Operating Partnership, any of the Property Owning Entities or all or any portion of any Property and to Colonial REIT’s knowledge, there is no basis for any such action, suit or proceeding, except, in either case, for such actions, suits or proceedings, the adverse determination of which would not have a Material Adverse Effect. Except for unlawful detainer or similar actions against tenants of the Properties that are brought in the ordinary course of the operation of the Properties and, with respect to Material Leases, except as set forth on Schedule 3.4, there are no actions, suits or proceedings pending or to Colonial REIT’s knowledge, threatened, against or affecting Colonial REIT, the Operating Partnership or any of the Property Owning Entities in connection with all or any portion of any Property, or the Operating Partnership’s or any Property Owning Entity’s ownership, rights, use, development or maintenance thereof, including, without limitation, tax reduction proceedings, the adverse determination of which would not have a Material Adverse Effect; and to Colonial REIT’s knowledge, there is no basis for any such action, suit or proceeding except for such actions, suits or proceedings, the adverse determination of which would not have a Material Adverse Effect. For purposes of this Agreement, a “Material Lease” is any lease at any of the Properties pursuant to which the tenant thereunder leases in excess of 17,500 square feet in an office Property, or in excess of 5,000 square feet in a retail Property.
     3.5 Ownership of Interests. On the Record Date, Colonial REIT will own good and valid marketable title to the REIT Transferred Interests free and clear of any liens, security interests, rights of first refusal, agreements, limitations on voting rights, charges, proxies, hypothecations and any other encumbrances, rights, and restrictions of any nature whatsoever, except for liens incurred in connection with the Mortgage Loan.
     3.6 Property Owning Entities Representations.
          (a) At the Closing, (i) the Property Owning Entities will be limited liability companies or limited partnerships duly formed, validly existing and in good standing under the laws of the State of Delaware and qualified to do business in the State where the applicable Property owned by such Property Owning Entity is located, (ii) the Company will be the owner of one hundred percent (100%) of the ownership interests in each of the Property Owning Entities and (iii) the Operating Partnership will have conveyed the applicable Property to the applicable Property Owning Entity. In connection with the formation of the Property Owning Entities, Colonial REIT agrees to use a form of certificate of formation, operating agreement and/or partnership agreements mutually acceptable to Buyer and Colonial REIT. The sole purpose of each of the Property Owning Entities will be to acquire the applicable Property and own, finance, develop, operate, lease, manage and sell or otherwise dispose of the applicable Property.

None of the Property Owning Entities has ever had any indebtedness.
          (b) Each of the Property Owning Entities will not own and will not have owned, beneficially or of record, and will not have agreed to acquire, any shares, options, warrants, general or limited partnership interests, membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or other entity whether voting or nonvoting, including, without limitation, common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a1 1-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), and each of the Property Owning Entities shall not at any time have engaged in any business or investment activity throughout its existence other than that related to ownership and operation of its Property.
          (c) All formation, organizational fees or other charges required to be paid to any governmental authority in connection with the formation and qualification of the Property Owning Entities and the Company shall have been paid in full.
          (d) There is no petition in bankruptcy or any petition or answer seeking an assignment for the benefit of creditors, the appointment of a receiver, trustee, liquidation or dissolution or similar relief under the U.S. Bankruptcy Code or any state law filed by or against or, to Colonial REIT’s knowledge, threatened to be filed by or against any of the Property Owning Entities, the Company, Colonial REIT, the Operating Partnership or any of their respective direct or indirect constituents.
     3.7 Leases.
          (a) The rent rolls attached hereto as Schedule 3.7(a) (the “Rent Rolls”) contain a true and complete list of all tenants, licensees and other occupants leasing or otherwise occupying any portion of the Properties pursuant leases, licenses and occupancy agreements (as the same may be amended) affecting the Properties (collectively, “Leases”). There are no leases or other agreements for the use or occupancy of all or any portion of the Properties other than the Leases. Colonial REIT has made available (through Intralinks) to Buyer true, correct and complete copies of all Leases. Following the consummation of the Property Transfers, the applicable Property Owning Entity will be the landlord under each Lease at the Property owned by it and will have not made any currently effective assignment of any interest therein (except as security for the Mortgage Loan). The Leases are in full force and effect and except as set forth on Schedule 3.7(a), none of Colonial REIT, the Operating Partnership or any Property Owning Entity has given to, and to the knowledge of Colonial REIT, has not received from, any tenant any written notice of default or outstanding claim or audit request that has not been satisfied, cured or settled by the landlord under the applicable Lease except as would not have a material adverse effect on the operations of any Property.
          (b) The Rent Rolls are true, correct and complete in all material respects.

          (c) Except as set forth in Schedule 3.7(c), (1) Colonial REIT has no knowledge of any material default by landlord or tenant under any of the Leases; (2) no tenant is entitled to rental concessions, set-offs or abatements for any period following the Closing except as provided in the applicable Lease; and (3) no tenant is entitled to any tenant improvement allowance except as provided in the applicable Lease.
          (d) Except as set forth on Schedule 3.7(d), there are no leasing brokerage commissions (or unpaid installments thereof) with respect to any of the Leases which are now due and payable or due or payable in the future (including renewals, extensions or expansions of any Lease, regardless of whether or not such renewal, extension or expansion is pursuant to a provision contained in an existing Lease). True, correct and complete copies of any outstanding brokerage commission agreements have been delivered to Buyer.
          (e) Except as set forth on Schedule 3.7(e) attached hereto, there is no tenant improvement work required to be performed by the landlord under any Lease or for which the landlord is required under any Lease to reimburse any tenant or grant any allowance in favor of any tenant which has not been completed and/or the costs of which have not been paid or allowed.
          (f) Except as set forth on Schedule 3.7(f) attached hereto, neither Colonial REIT nor the Operating Partnership is currently prosecuting any tax protests or proceedings with respect to any of the Properties.
     3.8 Existing Contracts.
          To Colonial REIT’s knowledge, the schedule attached hereto as Schedule 3.8 (the “Contracts Schedule”) is true, correct and complete in all material respects regarding all service, maintenance, repair, management, supply and other contracts affecting any Property that will be in effect subsequent to the Closing and that require payment, in any calendar year, by the applicable Property Owning Entity or the Company following the Closing in excess of $10,000. To Colonial REIT’s knowledge, each of the contracts identified on the Contracts Schedule is in good standing and in full force and effect, and the affiliate of the Colonial REIT that is a party thereto is not in default thereunder nor does Colonial REIT have any knowledge of any event or circumstance which, with or without the giving of notice, the passage of time or both, may constitute a default thereunder.
     3.9 Insurance. True, correct and complete copies of all certificates of insurance with respect to all insurance policies currently in effect with respect to any Property have been made available to Buyer. All premiums due on such insurance policies have been paid and Colonial REIT shall maintain or cause to have maintained such insurance policies from the Execution Date through the Closing Date or earlier termination of this Agreement. Colonial REIT has not received and has no knowledge of any notice or request from any insurance company, lender or governmental authority requesting the performance of any work or alteration with respect to any Property. Colonial REIT has received no notice from any insurance company concerning, nor is

Colonial REIT aware of, any defects or inadequacies in any Property which, if not corrected, would result in the termination of insurance coverage or increase its cost.
     3.10 Compliance with Laws. Colonial REIT has received no written notice of any condition currently or previously existing on any Property or any portion thereof which constitutes, or may give rise to, any current violation of any existing “Laws” (as hereinafter defined) applicable to such Property if it were disclosed to the authorities having jurisdiction over such Property. As used herein, the term “Laws” shall mean, collectively, all laws, rules, regulations, ordinances and orders of all applicable federal, state, city or other governmental authorities in effect as of the Execution Date, including, without limitation, (a) the Americans with Disabilities Act, 42 U.S.C. § 12102, et seq., together with all rules, regulations and official interpretations promulgated pursuant thereto, and (b) all Laws with respect to zoning, building, fire, life safety, health codes and sanitation (provided Laws shall not include any Environmental Laws (as defined below) which are covered by Section 3.12 below).
     3.11 Condemnation; Special Assessments. Colonial REIT has no knowledge of any pending or contemplated condemnation, eminent domain or similar proceeding or special assessment which would affect any Property or any part thereof in any way whatsoever.
     3.12 Toxic or Hazardous Materials.
          3.12.1 Definitions.
               3.12.1.1 “Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the manufacture, treatment, processing, distribution, use, transport, handling, deposit, storage, disposal, leaking or other presence, or release into the environment of any Material of Environmental Concern in, at, on, under, from or about any location (including the Properties) whether or not owned or operated by Colonial REIT or (ii) circumstances forming the basis of any violation or alleged violation of any “Environmental Law” (as hereinafter defined).
               3.12.1.2 “Environmental Laws” means all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

               3.12.1.3 “Environmental Notice” means any written notice from any governmental authority or any written notice from any other source (whether from a citizens group, employee or other person or entity).
               3.12.1.4 “Material of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead or lead-based paints or materials, radon, or mold, fungi, yeast or other similar biological agents that may have an adverse effect on human health.
          3.12.2 Representations and Warranties. Except as may be disclosed in any of the reports identified on Schedule 3.12.2 attached hereto and except as otherwise set forth on Schedule 3.12.2, and with regard to the Properties: (a) none of Colonial REIT, the Operating Partnership or any of the Property Owning Entities has received any Environmental Notice that alleges that (i) Colonial REIT, the Operating Partnership or any of the Property Owning Entities is not in compliance with any Environmental Laws relating to any Property, (ii) Colonial REIT, the Operating Partnership or any of the Property Owning Entities does not possess or comply with any permit or other governmental authorization required under Environmental Laws, or (iii) there are circumstances that may prevent or interfere with any such compliance by Colonial REIT, the Operating Partnership or any of the Property Owning Entities in the future; (b) there is no Environmental Claim pending or, to the knowledge of Colonial REIT threatened with regard to any Property; (c) none of Colonial REIT, the Operating Partnership or any of the Property Owning Entities has received any Environmental Notice that alleges that there has been any release of any Material of Environmental Concern at, on or from any Property that requires remediation under any Environmental Law; (d) none of Colonial REIT, the Operating Partnership or any of the Property Owning Entities has received any Environmental Notice that alleges that there are any past or present actions, activities, circumstances, conditions, events or incidents relating to any Property, including, without limitation, the manufacture, generation, treatment, processing, distribution, use, transport, handling, deposit, storage, disposal, leaking, or other presence or release of any Material of Environmental Concern, that could form the basis of any Environmental Claim against Colonial REIT, the Operating Partnership or any of the Property Owning Entities or against any person or entity, including, without limitation, persons or entities whose liability for such Environmental Claim Colonial REIT, the Operating Partnership or any of the Property Owning Entities may have retained or assumed either contractually or by operation of law; and (e) to the knowledge of Colonial REIT, (i) none of Colonial REIT, the Operating Partnership nor any of the Property Owning Entities has stored, disposed of or arranged for the disposal of any Material of Environmental Concern on or from any Property (except for minor quantities of any Material of Environmental Concern maintained by Colonial REIT, the Operating Partnership or any of the Property Owning Entities in the ordinary course of business (such as cleaning supplies) and in accordance with all Environmental Laws), (ii) there are no underground storage tanks located on any Property, (iii) there is no asbestos contained in or forming part of any improvement on any Property, including, without limitation, any building, building component, structure or office space on any Property, (iv) there is no mold, yeast, fungi or other similar biological agent, whether visible or invisible, or hidden, that exceeds permissible or regulated limits, requires remediation or abatement, or may have adverse health effects contained in or forming part of any Improvement, including, without limitation, any building, building component, structure or office space on any Property, (v) no polychlorinated biphenyls (PCBs) at concentrations in excess of 50 parts per billion are used or stored at any Property, and, (vi) there are no Environmental Claims or circumstances in the vicinity of any of the Properties relating to environmental contamination or clean-up affecting or compromising the value of any such Properties.
     3.13 Foreign Investment In Real Property Tax Act. Each of Colonial REIT and the Property Owning Entities (a) is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) is a resident of each State in which any Property is located, within the meaning of the applicable revenue and taxation statutes of each such State.
     3.14 Not a Prohibited Person.
          (a) As used herein, the term “Prohibited Person” shall mean any of the following: (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (ii) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (iii) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (iv) a person or entity that is owned or controlled by, or acting on behalf of, with any person or entity identified in clause (i), (ii) and/or (iii) above.
          (b) Colonial REIT is not a Prohibited Person and to Colonial REIT’s knowledge, no person or entity owning or controlling Colonial REIT (other than public shareholders of Colonial REIT, as to which Colonial REIT makes no representations or warranties) is a Prohibited Person.
          (c) To Colonial REIT’s knowledge, none of its investors or affiliates, acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person.
          (d) The assets Colonial REIT will transfer to Buyer under this Agreement are not the property of, and are not beneficially owned, directly or indirectly, by a Prohibited Person.
          (e) The assets Colonial REIT will transfer to Buyer under this Agreement are not the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).
     3.15 Employees. There are no persons employed by the Operating Partnership or the Property Owning Entities at the Properties in connection with the operation or maintenance of the Properties for which the Property Owning Entities will have liability following the Closing.
     3.16 INTENTIONALLY DELETED.
     3.17 Zoning. None of Colonial REIT, the Operating Partnership or any Property Owning Entity has received any written notice that any zoning, historic preservation, building or similar law, ordinance, order or regulation (including, without limitation the Americans with Disabilities Act) is or will be violated by the construction, maintenance, operation or use of any of the existing buildings or other improvements on the Properties or by the construction, maintenance, operation or use of the parking areas except as would not have a material adverse effect on the operations of any Property.
     3.18 Licenses and Permits. The Operating Partnership and/or the Property Owning Entities have obtained all permits, licenses, authorizations or approvals necessary for the lawful operation and management of the Properties and neither the Operating Partnership nor any Property Owning Entity has received any written notice that any such permits, licenses, authorizations or approvals have been rescinded or are threatened to be rescinded except for such permits, licenses, authorizations or approvals, the failure to possess of which would not have a material adverse effect on the operations of any Property.
     3.19 Covenants. To the knowledge of Colonial REIT, there is no violation of any easement, covenant, condition, restriction or agreement contained in any covenants, conditions or restrictions or similar instruments including, without limitation, any declaration, planned community instrument, encumbering or benefiting any Property (any such instruments herein called a “CCR”) except for such violations which would not have a material adverse effect on the operations of any Property.
     3.20 Personal Property. At Closing, one of the Property Owning Entities shall own the automobile listed on Schedule 3.20 attached hereto and there are no other owned automobiles being used in connection with the Properties except for automobiles owned by Colonial Properties Services, Inc. (“CPSI”). Buyer acknowledges that neither the Company nor any Property Owning Entity is acquiring any personal property located in the managements offices of the Properties that is owned by CPSI.
     3.21 Operating Statements. The operating statements for the Properties for the calendar years 2004, 2005 and 2006 attached hereto as Schedule 3.21 are true and correct in all material respects. The operating and capital budgets for each Property for calendar year 2007 attached hereto as Schedule 3.21 respectively were prepared in the normal course of managing the Properties and, to the knowledge of Colonial REIT, the aggregate amounts incurred with respect to each Property has not materially deviated therefrom (the aforementioned budgets are hereinafter referred to collectively as the “2007 Budgets”). All information submitted by Colonial REIT to Buyer in all financial statements, reports, certificates and other documents submitted in connection with the REIT Transferred Interests are true, correct and complete in all material respects.

     3.22 Capital Projects. Except for the capital projects described on Schedule 3.22 attached hereto (collectively, the “Ongoing Capital Projects”) and for day-to-day maintenance and repair work, there is no construction work or other capital projects being performed at the Properties.
     3.23 Survival. All of the representations and warranties of Colonial REIT set forth in this Agreement shall be true upon the Execution Date and shall be deemed to be repeated at and as of the Closing Date (except as otherwise provided herein) and shall survive the Closing and shall expire at 11:59 p.m. on December 31, 2007 except that the representations of Colonial REIT set forth in Sections 3.1, 3.2, 3,3, 3.5 and Section 3.6 above shall survive the Closing for the period of the applicable statute of limitations and except that any representation and warranty made in Section 3.1 and 3.3 as to creditors shall not survive with respect to tenants and counterparties under contracts entered into in the ordinary course of business beyond December 31, 2007.
     3.24 Knowledge. The phrase “to Colonial REIT’s knowledge” as used in this Agreement means the actual (as opposed to constructive or imputed) knowledge, without independent investigation or inquiry of the following persons: Tom LaDow, Bo Jackson, Dallas Whitaker, Tom Hallowell, Rick Lessley, Tom Green and Kyle Collins.
     3.25 No Other Representations or Warranties.
          (a) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING IN THIS ARTICLE 3, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT (i) EXCEPT AS SET FORTH HEREIN OR IN ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO, THE PROPERTIES PRESENTLY OWNED BY THE PROPERTY OWNING ENTITIES ARE “AS IS, WHERE IS AND WITH ALL FAULTS” AND (ii) EXCEPT AS EXPRESSLY SET FORTH HEREIN AND ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO, AS APPLICABLE, NONE OF BUYER, ANY OF ITS AFFILIATES OR ANY OTHER PERSON IS RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM COLONIAL REIT OR ANY DIRECT OR INDIRECT PARTNER, OFFICER, DIRECTOR, TRUSTEE, MEMBER, EMPLOYEE, AFFILIATE, ATTORNEY, AGENT OR BROKER OF COLONIAL REIT, AS TO ANY MATTER CONCERNING THE PROPERTIES OR THE COMPANY OR SET FORTH, CONTAINED OR ADDRESSED IN ANY DUE DILIGENCE MATERIALS (INCLUDING, THE COMPLETENESS THEREOF), INCLUDING (A) THE QUALITY, NATURE, HABITABILITY, MERCHANTABILITY, USE, OPERATION, VALUE, MARKETABILITY, ADEQUACY OR PHYSICAL CONDITION OF THE PROPERTIES OR ANY ASPECT OR PORTION THEREOF, INCLUDING, STRUCTURAL ELEMENTS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, LANDSCAPING, PARKING FACILITIES, ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, WATER AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, SOILS, GEOLOGY AND GROUNDWATER; (B) THE DIMENSIONS OR LOT SIZE OF THE PROPERTIES OR THE SQUARE FOOTAGE OF ANY OF

THE IMPROVEMENTS THEREON OR OF ANY TENANT SPACE THEREIN; (C) THE DEVELOPMENT OR INCOME POTENTIAL, OR RIGHTS OF OR RELATING TO, THE PROPERTIES, OR THE FITNESS, SUITABILITY, VALUE OR ADEQUACY OF A PROPERTY FOR ANY PARTICULAR PURPOSE; (D) THE ZONING OR OTHER LEGAL STATUS OF ANY PROPERTY; (E) THE COMPLIANCE OF ANY PROPERTY OR ITS OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL AUTHORITY OR OF ANY OTHER PERSON OR ENTITY (INCLUDING, THE AMERICANS WITH DISABILITIES ACT OF 1990, AS AMENDED); (F) THE ABILITY OF BUYER OR ANY OF ITS AFFILIATES TO OBTAIN ANY NECESSARY GOVERNMENTAL APPROVALS, LICENSES OR PERMITS FOR THE USE OR DEVELOPMENT OF ANY PROPERTY; (G) THE PRESENCE, ABSENCE, CONDITION OR COMPLIANCE OF ANY HAZARDOUS SUBSTANCES OR WASTE ON, IN, UNDER, ABOVE OR ABOUT ANY PROPERTY OR ANY ADJOINING OR NEIGHBORING PROPERTY; (H) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY IMPROVEMENTS AT ANY PROPERTY; OR (I) THE ECONOMICS OF, OR THE INCOME AND EXPENSES, REVENUE OR EXPENSE PROJECTIONS OR OTHER FINANCIAL MATTERS, RELATING TO THE OPERATION OF, ANY PROPERTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SET FORTH HEREIN OR IN ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO, IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF COLONIAL REIT OR ANY DIRECT OR INDIRECT PARTNER, MEMBER, DIRECTOR, TRUSTEE, OFFICER, EMPLOYEE, AFFILIATE, ATTORNEY, AGENT OR BROKER OF COLONIAL REIT, WHETHER IMPLIED, PRESUMED OR EXPRESSLY PROVIDED, ARISING BY VIRTUE OF ANY STATUTE, REGULATION OR COMMON LAW RIGHT OR REMEDY IN FAVOR OF ANY OF THEM. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT NONE OF THE REPRESENTATIONS AND WARRANTIES OF COLONIAL REIT SET FORTH IN THIS AGREEMENT SHALL SURVIVE CLOSING AND THAT BUYER SHALL NOT BE ENTITLED TO BRING ANY ACTION AGAINST COLONIAL REIT FOR THE BREACH OF ANY REPRESENTATIONS AND WARRANTIES MADE BY COLONIAL REIT HEREIN.
          (b) BUYER FURTHER ACKNOWLEDGES AND AGREES THAT ANY REPORTS OBTAINED BY BUYER OR ANY OF ITS AFFILIATES ARE THE SOLE RESPONSIBILITY OF BUYER AND, EXCEPT TO THE EXTENT EXPRESSLY REQUIRED PURSUANT TO THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO, NONE OF COLONIAL REIT OR ANY OF ITS AFFILIATES HAS ANY OBLIGATION TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS TO ANY PROPERTY OR ANY PORTION THEREOF OR TO CURE ANY VIOLATIONS OF LAW OR TO COMPLY WITH THE REQUIREMENTS OF ANY INSURER. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT

OR IN ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO, BUYER IS SOLELY RESPONSIBLE FOR OBTAINING, AS IT DEEMS NECESSARY OR APPROPRIATE, ANY APPROVAL OR PERMIT NECESSARY FOR ACCEPTANCE BY IT OF ANY PROPERTY OR INTEREST AND FOR ANY REPAIRS OR ALTERATIONS NECESSARY TO OBTAIN THE SAME, ALL AT BUYER’S SOLE COST AND EXPENSE.
          (c) BUYER AGREES THAT, EXCEPT TO THE EXTENT RELATING TO LIABILITY FROM A MISREPRESENTATION MADE BY COLONIAL REIT IN THIS AGREEMENT THAT SURVIVES THE CLOSING, SHOULD ANY INVESTIGATION, CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS (INCLUDING WITHOUT LIMITATION ANY MOLD OR MOLD CONDITION) ON OR RELATED TO ANY OF THE PROPERTIES BE REQUIRED AFTER THE DATE OF CLOSING, COLONIAL REIT SHALL HAVE NO LIABILITY TO BUYER TO PERFORM OR PAY FOR SUCH INVESTIGATION, CLEAN-UP, REMOVAL OR REMEDIATION, AND BUYER EXPRESSLY WAIVES AND RELEASES ANY CLAIM TO THE CONTRARY.
          (d) Without limiting the provisions of Article 3 hereof, from and after the Closing, except for rights, remedies and other provisions (including the representations, warranties and covenants) set forth in this Agreement and as otherwise expressly set forth in this Agreement or any other document executed by Buyer and Colonial REIT (or any affiliate of Colonial REIT) at Closing (including, without limitation, the LLC Agreement), Buyer irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any legal action against Colonial REIT, the Operating Partnership, their affiliates or any direct or indirect partner, member, manager, trustee, director, shareholder, controlling person, affiliate, officer, attorney, employee, agent or broker of any of the foregoing, and any of their respective heirs, successors, personal representatives and assigns (collectively, the “Released Parties”), with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any action or proceeding brought or threatened or ordered by any governmental authority), including, without limitation, attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with the REIT Transferred Interests, the Properties or any portion thereof or the condition thereof, including the physical, environmental and structural condition of any Property or any law applicable thereto, or any other matter relating to the use, presence, discharge or release of hazardous substance or waste on, under, in, above or about any of the Properties. In connection with this Article 3, Buyer expressly waives the benefits of any provision or principle of federal or state law that may limit the scope or effect of the waiver and release provisions of the preceding sentence.

          (e) BUYER REPRESENTS AND WARRANTS THAT THE TERMS OF THE RELEASE CONTAINED HEREIN AND ITS CONSEQUENCES HAVE BEEN COMPLETELY READ AND UNDERSTOOD BY BUYER, AND BUYER HAS HAD THE OPPORTUNITY TO CONSULT WITH, AND HAS CONSULTED WITH, LEGAL COUNSEL OF BUYER’S CHOICE WITH REGARD TO THE TERMS OF THIS RELEASE. BUYER ACKNOWLEDGES AND WARRANTS THAT BUYER’S EXECUTION OF THIS RELEASE IS FREE AND VOLUNTARY.
     3.26 Colonial REIT’s Warranties Deemed Modified. To the extent that Buyer (or its representative(s)) receives notice in writing or Buyer (or its representative(s)) knows at or prior to the Closing that there are pre-Closing breaches, defaults, inaccuracies and/or misrepresentations concerning representations or warranties of Colonial REIT, the Operating Partnership or any of the Property Owning Entities or in connection with any matter concerning any and all of the Properties (“Pre-Closing Breaches”) and Buyer does not give notice to Colonial REIT of such Pre-Closing Breaches on or prior to the Closing, such representations and warranties shall be deemed modified to reflect Buyer’s knowledge and Colonial REIT shall not have any post-Closing liability in connection with this Agreement by reason of any such Pre-Closing Breach. For purposes of this Agreement, Buyer shall be deemed to know that a representation or warranty is untrue, incorrect or inaccurate if and to the extent that this Agreement, any Exhibit or Schedule attached hereto, any Estoppel Certificate delivered to Buyer or the lender under the Mortgage Loan, any matter disclosed in any of the Colonial REIT Due Diligence Materials or any other documents or materials provided by or on behalf of Colonial REIT, the Operating Partnership or any of the Property Owning Entities to Buyer or to the Lender under the Mortgage Loan prior to Closing, or any study, test, report or analysis delivered to or prepared by or for Buyer or any of its employees, agents, representatives or attorneys (collectively, the “Buyer’s Representatives”) or otherwise obtained by Buyer or Buyer’s Representatives contains information that qualifies or conflicts with Colonial REIT’s assertions in such representation or warranty. As used herein, “Colonial REIT Due Diligence Materials” means (i) all documents and/or materials provided by or on behalf of Colonial REIT or otherwise made available to Buyer pursuant to that certain Intralinks due diligence work space, “Project Shoal Creek” as of April 25, 2007, (ii) the materials otherwise delivered to Buyer for its (or Buyer’s Representatives’) review and inspection, (iii) the materials otherwise made available to Buyer for its (or Buyer’s Representatives) review and inspection and actually reviewed and inspected and (iv) pursuant to this Agreement, in each case together with any copies or reproductions or materials, or any summaries, abstracts, compilations or other analysis made by Buyer based on the information in such documents or materials. For purposes of this Section 3.26, matters known to Buyer shall mean the actual (as opposed to constructive or imputed) knowledge, without independent investigation or inquiry, of the following persons: Jean Marie Apruzzese, Brian T. Summers and Patrick Judge and “Buyer’s Representatives shall include all attorneys representing Buyer in connection with the transactions contemplated by this Agreement.

4. BUYER’S REPRESENTATIONS AND WARRANTIES.
     Buyer represents and warrants to Colonial REIT that as of the Execution Date:
     4.1 Due Organization; Consents. Buyer is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland. All requisite action has been taken by Buyer in connection with entering into this Agreement, and will be taken prior to the Closing in connection with, the execution and delivery of the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required in connection with the execution by Buyer of this Agreement and/or the performance by Buyer of its obligations hereunder, other than consents the failure to obtain of which would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the purchase and sale contemplated hereby or to otherwise perform its obligations hereunder.
     4.2 Buyer’s Authority; Validity of Agreements. Buyer has full right, power and authority to accept the REIT Transferred Interests from Colonial REIT as provided in this Agreement, to carry out its obligations hereunder and to execute, deliver and perform, and enter into and consummate, all of the documents and transactions contemplated by this Agreement. The individual(s) executing this Agreement on behalf of Buyer and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms hereof and thereof. This Agreement is, and all other documents and instruments to be executed and delivered by Buyer in connection herewith shall be, duly authorized, executed and delivered by Buyer and shall be valid, binding and enforceable obligations of Buyer subject to applicable bankruptcy, insolvency or other similar laws relating to creditors’ rights and general principles of equity.
     4.3 No Conflicts. The execution and delivery of this Agreement by Buyer, the consummation of the transactions herein contemplated to be performed by Buyer, and compliance with the terms of this Agreement by Buyer will not conflict with, or, with or without notice or the passage of time or both, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, deed of trust, mortgage, loan agreement, or other document, instrument or agreement, oral or written, to which Buyer is a party or by which Buyer is bound, or any applicable regulation of any governmental agency, or any judgment, order or decree of any court having jurisdiction over Buyer.
     4.4 Prohibited Person.
          4.4.1 Buyer is not a Prohibited Person and to Buyer’s knowledge, no person or entity owning or controlling Buyer is a Prohibited Person.
          4.4.2 To Buyer’s knowledge, none of its investors or affiliates, acting or benefiting in any capacity in connection with this Agreement, is a Prohibited Person.

     4.5 Investment Purpose. Buyer is purchasing the REIT Transferred Interests pursuant to this Agreement for investment for its own account and not with a view to the distribution of all or any part thereof as such term is used in Section 2(11) of the Securities Act of 1933, as amended. Buyer is able to bear the economic risk of the acquisition of the REIT Transferred Interests pursuant hereto and can afford to sustain a total loss on such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect its own interests in connection with the acquisition of the REIT Transferred Interests.
     4.6 Survival. All of the representations and warranties of Buyer set forth in this Agreement shall be true upon the Execution Date and shall be deemed to be repeated at and as of the Closing Date and shall survive the Closing for a period that ends at 11:59 pm on December 31, 2007.
     4.7 Knowledge. The phrase “to Buyer’s knowledge” as used in Section 4 of this Agreement means the actual (as opposed to constructive or imputed) knowledge, without independent investigation or inquiry of the following persons: Jean Marie Apruzzese, Brian T. Summers and Patrick Judge.
5. ACTIONS PENDING CLOSING.
    5.1 Formation of Property Owning Entities.
          Prior to the Closing, Colonial REIT shall cause the Operating Partnership to form each of the Property Owning Entities by filing all required documents with the Secretary of State’s Office of the State of Delaware and executing an operating agreement or partnership agreement, as the case may be, for each Property Owning Entity (each, a “Property Operating Agreement” and, collectively, the “Property Operating Agreements”). Colonial REIT shall cause the Operating Partnership to qualify each of the Property Owning Entities to do business in the state in which the Property it owns is located; provided, however, Colonial REIT’s failure to qualify each of the Property Owning Entities to do business in the state in which the Property it owns is located shall not be deemed nor qualify as a breach or default under this Agreement if such failure does not materially adversely affect the operation or financeability of the Property owned by such Property Owning Entity or the validity of any contractual obligation of such Property Owning Entity. Each Property Owning Entity shall at all times be classified for U.S. Federal income tax purposes as a disregarded entity and not as a partnership or association taxable as a corporation. Each Property Owning Entity shall not, at any time, (a) be a “publicly traded partnership” within the meaning of Section 7704 of the Internal Revenue Code of 1986, as amended, or (b) be required to file reports pursuant to Sections 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended. The Property Owning Entities shall not have or employ any employees prior to the Property Transfers and shall not obtain or incur any assets or liabilities prior to the acquisition by it of the Property to be acquired by it.

     5.2 Contribution of Properties.
          Subsequent to the formation of the Property Owning Entities and prior to the Closing, Colonial REIT shall cause the Operating Partnership to convey or cause to be conveyed good and marketable fee title to each of the Properties together with the Appurtenant Rights to one of the Property Owning Entities, such that, upon consummation of all of these conveyances, each Property Owning Entity shall own fee title together with the Appurtenant Rights to one Property. Such conveyance shall be by special warranty deed and pursuant to the other documents set forth in Section 9.2.1 below and shall be subject only to Permitted Exceptions (as defined below). The obligations of the Colonial REIT under this Section 5.2 shall be deemed satisfied by the delivery of the deeds of conveyance for the Properties by the Operating Partnership to the Title Company (as defined below) with irrevocable instructions to the Title Company to record the deeds, even if the deeds are not recorded in the applicable land records prior to the Closing
          For purposes of this Section 5.2, the term “Appurtenant Rights” shall mean as to each Property, Operating Partnership’s right, title and interest, if any, in and to (a) any land lying in the bed of any street, road or avenue opened or proposed, adjacent to the Property, to the center line thereof, and all right, title and interest of Operating Partnership in and to any award made or to be made in lieu thereof and in and to any unpaid award for damage to the Property by reason of change of grade of any street; (b) furnishings, fixtures, equipment and other personal property attached to or beneath the Property and not owned by tenants or a governmental entity, if any; (c) rights of way, appurtenances, easements, sidewalks, alleys, gores or strips of land adjoining or appurtenant to the Property and used in connection therewith; (d) all right, title and interest in any licenses, permits, trademarks, warranties and guaranties, if any, which relate to the Property; (e) the interest of landlord in the Leases (including guarantees and security deposits) and the Contracts; (f) oil, gas and mineral right and all development rights and air rights appurtenant to the Property; and (g) all intangible property used in connection with the Property, including, without limitation, all trade names, trademarks, service marks, copyrights, mailing lists, Internet domain name, logos, promotional materials, business licenses and goodwill relating to the Property.
     5.3 Mortgage Loan.
          Immediately prior to the Closing, Colonial REIT shall cause the Company, through its subsidiaries and/or affiliates, to incur mortgage indebtedness in an amount approximately or equal to but not greater than $588,222,855 (the “Mortgage Loan”). The terms of the Mortgage Loan shall expressly permit the transactions contemplated by this Agreement (including the Pre-Closing Transactions), shall be acceptable to Buyer and shall contain such terms and conditions required by Colonial REIT as are set forth on Schedule 5.3 attached hereto. All of the proceeds of the Mortgage Loan shall be distributed by the Company to the Operating Partnership prior to the Closing. In the event that the lender under the Mortgage Loan requires a guaranty, Colonial REIT agrees to provide any such required guaranty for the period that commences upon the closing of the Mortgage Loan and ends upon the Closing or in the event that Buyer or an affiliate of Buyer provides such guaranty, Colonial REIT shall indemnify and hold harmless Buyer for liability under such guaranty arising from a default by the Company for any period prior to the Closing hereunder; provided that any such guaranty shall consist of a recourse guaranty in the approximate amount of $15 million and such other guaranties and indemnities customarily delivered in connection with financing similar to the Mortgage Loan.
     5.4 Distribution of Interests.
          Following the Property Transfers pursuant to Section 5.2 above and the incurrence of the Mortgage Loan and the distribution of the proceeds thereof to the Operating Partnership, Colonial REIT shall cause the Operating Partnership to contribute its 100% membership interest in each of the Property Owning Entities to the Company and immediately thereafter, Colonial REIT shall cause the Operating Partnership to distribute 85% of Common Units to its partners, on the basis of 0.85 Common Unit for each common unit of limited partner and general partner interest in the Operating Partnership held by each partner and to contribute the remaining 15% of the Common Units to Colonial LLC.
     5.5 Purchase of Limited Partners’ Common Units.
          In the event that the Operating Partnership notifies Buyer at least five (5) Business Days prior to Closing that one or more of the Limited Partners desires to sell their Common Units to Buyer, Buyer agrees to enter into the Limited Partner Purchase Agreement with such Limited Partners and to consummate the acquisition of such Common Units pursuant to the terms of the Limited Partner Purchase Agreement.
6. TITLE AND OTHER DILIGENCE MATTERS; DROPPED PROPERTIES.
     6.1 Prior to the execution and delivery of this Agreement, Colonial REIT has made available to Buyer, with respect to all of the Properties, to the extent such materials are in the possession of Colonial REIT or the Operating Partnership, the following: (i) the most recent title insurance policy, commitment or pro forma, whether owner’s or lender’s (the “Existing Title Policies”) and (ii) the most recent survey in its possession for each of the Properties that have been surveyed (as same may be updated from time to time, the “Existing Surveys”). Buyer has obtained or has ordered new title commitments for each Property (“New Title Commitments”) and has obtained or has ordered new surveys for each Property (“New Surveys”). For purposes of this Agreement, the term “Post-Signing Title Commitments” shall mean title commitments for any of the Properties listed under the heading “Title Commitments” on Schedule 6.4. For purposes of this Agreement, the term “Post-Signing Surveys” shall mean surveys for the Properties listed under the heading “Surveys” on Schedule 6.4.
          At Closing, each Property Owning Entity shall own fee simple marketable title to the Property owned by it subject only to the Permitted Exceptions. For purposes of this Agreement, “Permitted Exceptions” shall mean the following: (i) all matters set forth on Schedule 6.1 attached hereto (other than liens securing mortgage indebtedness), (ii) the lien of general real estate taxes which are not yet due and payable as of Closing, (iii) all matters created or caused by or on behalf of Buyer; (iv) the rights of tenants, as tenants only, pursuant to any Lease(s) now in effect or which are entered into subsequent to the date hereof in accordance with the terms hereof; (v) all laws, regulations and ordinances (including all environmental, building and zoning restriction affecting any and all of the Properties or the ownership, use or operation thereof adopted by any governmental authority having jurisdiction over any and all of the Properties or the ownership, use or operation thereof, and all amendments or additions thereto now in effect or which may be in force and effect on the Closing Date); (vi) matters shown on the Existing Surveys; (vii) Liens securing the Mortgage Loan; (viii) such matters as are shown on New Surveys, including Post-Signing Surveys (except with respect to any Property that becomes a Dropped Property); (ix) such matters as are shown on the Post-Signing Title Commitments that do not constitute Required Care Items and (x) notices of commencement respect to ongoing tenant improvements and capital improvements performed in accordance with terms hereof.
     6.2 Prior to Closing, Buyer may order updates of the New Title Commitments (“Updated New Title Commitments”) from Chicago Title Insurance Company or another nationally recognized title insurance company acceptable to Buyer (the “Title Company”). In the event that any Updated New Title Commitment, Post Signing Title Commitment or Post Signing Survey discloses any matters of title that are not Permitted Exceptions (a “New Title Matter”), Buyer shall notify Colonial REIT of such New Title Matter within ten (10) Business Days of receipt of the Updated New Title Commitment that discloses such New Title Matter or, if disclosed in the Post-Signing Commitment or Post-Signing Survey, by the later of ten (10) Business Days after the receipt thereof or May 7, 2007 (a “Defect Notice”). In the event that Buyer fails to notify Colonial REIT of a New Title Matter within such ten (10) Business Day period, such New Title Matter shall be deemed a Permitted Exception for purposes of this Agreement.
     6.3 Within ten (10) business days after Colonial REIT’s receipt of a Defect Notice, Colonial REIT shall notify Buyer whether Colonial REIT elects to cure such New Title Matter that is the subject of the Defect Notice; provided, that Colonial REIT shall be obligated at Colonial REIT’s sole expense to cure all New Title Matters that consist (i) of liens securing mortgage loans (other than the Mortgage Loan) or (ii) of any other encumbrance that can be cured solely by the payment of money only that does not exceed $10,000,000 in the aggregate (the “Maximum Title Expense”) or (iii) of any lien or encumbrance created by Colonial REIT or the Operating Partnership (or any affiliate) after the Execution Date (the foregoing (i), (ii) and (iii) “Required Cure Items”). If a New Title Matter described in (ii) above exceeds the Maximum Title Expense, Colonial REIT may either elect to cure such New Title Matter, in which case Buyer and Colonial REIT shall proceed to Closing with no deduction in the Purchase Price or change in any other terms of this Agreement; or elect not to cure the such New Title Matter, in which case Buyer may either terminate this Agreement or waive the subject New Title Matter and receive a credit against the Purchase Price equal to the lesser of the amount required to cure the subject New Title Matter or the Maximum Title Expense. If Colonial REIT is

not required pursuant to the terms of this Agreement to cure such New Title Matter and (a) does not timely elect to cure such New Title Matter or Required Cure Item, (b) decides not to cure such New Title Matter, or (c) elects to cure such New Title Matter but fails to do so by the Closing Date, Buyer shall have the right to (x) terminate this Agreement and receive a return of all of Buyer’s actual out of pocket costs and expenses (not to exceed $5,000,000) or (y) waive such New Title Matter, in which event such New Title Matter shall constitute a Permitted Exception hereunder. Unless Buyer is entitled to and does timely object to a New Title Matter, or unless Buyer does not waive a New Title Matter pursuant to this Section 6.3, all such title matters shall be deemed to constitute Permitted Exceptions and Buyer shall be obligated to close without any deduction from the Purchase Price.
     6.4 Dropping of Properties Based on Outstanding Diligence Items.
          6.4.1 Buyer has advised Colonial REIT that, as of the date hereof, Buyer has not received or completed review of the Post-Signing Title Commitments, Post-Signing Surveys, Phase I Environmental Reports and PZR Zoning Reports listed on Schedule 6.4.1 hereof (collectively, the “Outstanding Diligence Materials”). Promptly upon receipt of any of the Outstanding Diligence Materials, Buyer shall deliver a copy thereof to Colonial REIT.
               6.4.1.1 In the event any of the Outstanding Diligence Materials for any Property discloses a matter that would have a Material Adverse Effect on the applicable Property or have a material adverse effect on the marketability of the applicable Property (that is not a Required Cure Item) (a “Property Defect”), Buyer shall be entitled to drop the Property from this Agreement pursuant to Section 6.4.2 below, provided that Colonial REIT shall have failed to remedy the Property Defect at least five (5) Business Days prior to the Closing Date to the reasonable satisfaction of Buyer. Unless otherwise provided in this Agreement, Colonial REIT shall have no obligation to remedy any Property Defect that does not constitute a Required Cure Item).
          6.4.2 If, pursuant to Section 6.4.1 above, Buyer elects to drop a Property, (and in all such cases the Drop Notice is duly delivered), then such Property shall be deemed a “Dropped Property” and collectively with all other Dropped Properties the “Dropped Properties.” If Buyer elects to drop a Property, it must do so by written notice to Colonial REIT and such notice must include a certification of a detailed description as to the permitted reason and circumstances as why the Property was dropped (the “Drop Notice”). This Agreement shall be deemed amended, without any further action on any parties’ part as follows with respect to the Dropped Properties:
               6.4.2.1 The definition of Property or Properties shall not include the Dropped Properties except to the extent that any provision that is stated to survive the termination of this Agreement would be applicable to a Dropped Property with respect to this Section 6.4.2.1 to the extent necessary to implement this Section 6.4.2.1;

               6.4.2.2 No covenant, representation or warranty shall be deemed made with respect to such Dropped Property and Buyer shall not have any rights or obligations under this Agreement with respect to such Dropped Property;
               6.4.2.3 The amount set forth in Section 2.1(x)(i) and shall be reduced by the amount set forth for the Dropped Property on Schedule 6.4.2.3 (the “Release Price”) and the principal amount of the Mortgage Loan shall be reduced by 48% of the Release Price, Colonial REIT Liquidated Damages Amount and the Buyer Liquidated Damage amount shall be ratably reduced based on the proportion that the Release Price for the Dropped Property bears to the amount set forth on Schedule 6.4.2.3.
               6.4.2.4 In the event that the aggregate Release Prices for all Dropped Properties exceeds $100,000,000 either party shall have the right to terminate this Agreement upon notice to the other party whereupon this Agreement shall terminate and neither party shall have any further liability to the other hereunder, except for obligations that expressly survive the termination of this Agreement;
7. ADDITIONAL COVENANTS OF COLONIAL REIT. In addition to the covenants and agreements of Colonial REIT set forth elsewhere in this Agreement, Colonial REIT covenants and agrees that between the Execution Date and the Closing Date (or the date of earlier termination hereof, if applicable):
     7.1 Title. Colonial REIT shall not, directly or indirectly, cause or authorize the Operating Partnership or the Property Owning Entities to sell, contribute, encumber, assign or create any right, title or interest whatsoever in or to any of the REIT Transferred Interests or the Properties, or create or permit to exist thereon any lien, charge or encumbrance other than Permitted Exceptions, or enter into or permit the Operating Partnership or any Property Owning Entity to enter into any agreement to do any of the foregoing, as applicable, without the prior written consent of Buyer.
     7.2 Notice of Change in Circumstances; Litigation. Colonial REIT shall notify Buyer of any change (collectively, the “Changes”) in any condition with respect to the Company, or any Property or any portion thereof, or of any event or circumstance of which Colonial REIT obtains knowledge subsequent to the Execution Date which (a) is likely to have a material adverse effect on the Company, any Property Owning Entity or any Property or any portion thereof, or the use or operation of such Property or any portion thereof, (b) makes any representation or warranty of Colonial REIT to Buyer under this Agreement untrue or misleading in any material respect or (c) makes any covenant or agreement of Colonial REIT under this Agreement incapable or substantially less likely of being performed. Notwithstanding anything to the contrary contained herein, if there are any Changes that (i) make any representation or warranty of Colonial REIT set forth in this Agreement (which was true, correct and complete as of the Execution Date) untrue, incorrect or incomplete or (ii) make any covenant or agreement of Colonial REIT under this Agreement (which was, as of the Execution Date, capable of being performed) incapable or substantially less likely of being performed, to the extent that such Changes are not a result of Colonial REIT’s breach of this Agreement, such Changes shall not constitute a default by Colonial REIT hereunder and Colonial REIT shall have no liability to Buyer with respect thereto, but Colonial REIT shall promptly notify Buyer of such Changes upon Colonial REIT becoming aware of such changes. At any time prior to the Closing, Colonial REIT shall be entitled to deliver to Buyer updates to, or substitutions of, any of Schedules 3.4, 3.7, 3.8 and 3.12.2 hereto, to the extent the facts or circumstances have changed since the making of such representations (the “Disclosure Schedules”); provided that such updates or substitutions are clearly marked as such and are addressed to Buyer at the address listed in Section 14.4. The updated or substitute Disclosure Schedules shall replace, in whole or in part, as the case may be, the Disclosure Schedules previously delivered hereunder for all purposes; provided, however, that Colonial REIT and Buyer acknowledge and agree that no such update or substitution shall cure a breach of a representation or warranty made on the date of this Agreement that was untrue as of such date. Nothing in this Section 7.2 shall affect Buyer’s rights under Section 8.1.1 hereof.
     7.3 Operation of Properties. Colonial REIT shall not default, or shall not permit its applicable subsidiary or affiliate, the Operating Partnership or the Property Owning Entities to default, in any material respect with respect to the performance of any obligation relating to any Property, including, without limitation, the payment of any amounts due and the performance of all obligations with respect to any existing indebtedness or existing leases or contracts affecting such Property. Colonial REIT shall operate and maintain, and shall cause the Properties to be operated and maintained, in a commercially reasonable manner, in accordance with Colonial REIT’s past practice and in material compliance with all applicable Laws, rules and regulations affecting such Property or any portion thereof. No tax protests or proceedings will be commenced or settled without Buyer’s consent which shall not be unreasonably withheld.
     7.4 Service, Management and Employment Contracts. Colonial REIT shall not enter into, or permit any Property Owning Entity to enter into, any new service, property management contract or extend, renew or replace any existing service, property management or employment contract in respect of any Property, without Buyer’s prior written consent, unless the same shall be cancelable without penalty or premium, upon not more than thirty (30) days’ notice from the owner of such Property.
     7.5 Leases. Colonial REIT shall not enter into, modify or terminate, or permit any Property Owning Entity or the Operating Partnership to enter into, any new lease or extend, renew, modify, terminate or replace any existing Lease, without Buyer’s prior written consent provided, however, that if Buyer fails to respond within ten (10) Business Days of Colonial REIT’s written request for consent (together with all relevant documentation and information required in order for Buyer to make its decision regarding such lease), Buyer shall be deemed to have given such consent. Colonial REIT shall not apply a security deposit under a Lease unless the tenant has vacated.
     7.6 Estoppels. As soon as practicable after the execution and delivery hereof, Colonial REIT shall use commercially reasonable efforts to request, obtain and deliver to Buyer estoppel certificates from each tenant at any Property, in substantially the form attached hereto as Exhibit “B” , (each, a “Tenant Estoppel” and, collectively, the “Tenant

Estoppels”) Promptly after the execution and delivery hereof, Colonial REIT agrees to request Tenant Estoppels from all tenants and to promptly provide Buyer with all drafts or comments to the proposed Tenant Estoppels received from the tenants (whether signed or unsigned). A Tenant Estoppel executed by a tenant shall be deemed acceptable if in a different form if such tenant’s Lease prescribes that such tenant may execute a form of estoppel that is different than the applicable estoppel form attached to this Agreement; provided, however, that Colonial REIT shall first request that such tenant execute the form attached to this Agreement. Colonial REIT also agrees to request subordination, non-disturbance and attornment agreements from all tenants for whom the lender under the Mortgage Loan requests such an agreement.
     7.7 Insurance. Prior to Closing, Buyer shall arrange, at the sole cost and expense of the Company, such insurance for all of the Properties that will be in effect at Closing as is similar to the insurance that is currently in effect for the Properties (or is otherwise required in connection with the Mortgage Loan). Colonial REIT agrees to cooperate with Buyer to obtain such insurance.
     7.8 Copies of Notices of Default. Colonial REIT shall promptly give Buyer copies of all written notices received by Colonial REIT, the Operating Partnership or the Property Owning Entities asserting any breach or default under any Material Leases or asserting a right to or request an audit under any Material Lease or any material violation of the permits or any covenants, conditions, CCR’s, restrictions, laws, statutes, regulations or ordinances applicable to the Properties.
     7.9 Personal Property and Equipment. Colonial REIT shall not, and shall not permit the Operating Partnership or the Property Owning Entities to encumber or transfer to any third party or remove any Personal Property owned by the Operating Partnership and/or the Property Owning Entities and material to the operation or maintenance of the Properties and located on the Properties unless such Personal Property is obsolete or replaced with a like item of comparable or greater quality or utility.
     7.10 Employees. Neither Colonial REIT nor the Property Owning Entities shall hire any employees for whom Buyer will have liability following the Closing.
     7.11 Development Rights. Neither Colonial REIT nor the Property Owning Entities shall sell, lease, transfer or otherwise encumber any development rights appurtenant to the Properties. Neither Colonial REIT nor the Property Owning Entities shall sell, voluntarily encumber, assign, convey or dispose of (i) the Properties, or any part thereof or interest therein or (ii) the REIT Transferred Interests (or any part thereof or interest therein) and neither Colonial REIT nor the Property Owning Entities shall intentionally cause the zoning classification of the Properties to be altered or amended.
     7.12 CCR’s. At Buyer’s request, Colonial REIT agrees to use commercially reasonable efforts to obtain estoppel certificates, in form and substance satisfactory to Buyer and the Title Company, from the declarant, association, committee, agent or other person or entity having governing, lien or approval rights under any CCR.

     7.13 Covenants Regarding the Ongoing Capital Projects. Colonial REIT shall cause the Ongoing Capital Projects described on Schedule 3.22 to be diligently pursued lien-free, in a good workmanlike manner, pursuant to the contracts delivered to Buyer prior to the date hereof and in accordance with all applicable laws, ordinances, statutes, rules and regulations and insurance requirements. In the event any work relating to the Ongoing Capital Projects is not completed prior to the Closing, the Company, at its sole cost and expense as provided in the Contribution Agreement, shall be fully responsible for prosecuting such work to completion. Colonial REIT hereby indemnifies and holds Buyer, the Company and the Property Owning Entities harmless from and against all claims, demands, causes of action, liabilities, losses, deficiencies and damages, as well as costs and expenses (including reasonable attorneys’ fees and court costs), and penalties related thereto, asserted against, or incurred by, Buyer, the Company and/or the Property Owning Entities or any of their respective affiliates by reason of, or resulting or arising from, the Ongoing Capital Projects, performed prior to the Closing Date, and whether for personal injury, property damage, breach of contract, negligence, or any other matter or thing whatsoever, including, but not limited to, all costs, expenses and liabilities incurred in connection with any and all mechanic’s and other liens filed in connection with such work, except to the extent arising out of or caused by the negligence or omission of Buyer. The terms and provisions of this Section 7.13 shall survive the Closing.
     7.14 No Listing, Etc.. So long as this Agreement is in effect, Colonial REIT shall not list or permit Operating Partnership to list any Property with any broker or otherwise solicit or make or accept any offers to sell any Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of any Property, or enter into any agreements or contracts regarding any disposition of any Property.
     7.15 Preparation of Information Statement/Offer to Purchase. As soon as reasonably practicable following the date hereof, Colonial REIT and Buyer shall prepare a joint information statement/offer to purchase (the “Transaction Information Statement/Offer to Purchase”) to be distributed to the limited partners of the Operating Partnership. The Transaction Information Statement shall be prepared by Colonial REIT, and shall be subject to the prior review, comment and consent of Buyer (not to be unreasonably withheld or delayed). The Transaction Information Statement shall consist of information relating to the Properties, the Company, the terms of this Agreement, the terms of the LLC Agreement (including the restrictions on transfer of the Common Units), the terms of Buyer’s offer to purchase Common Units from the limited partners, the other terms of the transaction, condensed combined financial statements of the Properties for the year ended December 31, 2006 (historical and pro forma), and such other information (including tax disclosure reasonably acceptable to both Colonial REIT and Buyer) customarily included in disclosure documents of this nature that Colonial REIT and Buyer reasonably determine to include; provided Buyer shall not be required to make any statements regarding the Properties including, without limitation, regarding the financial performance, condition or operation of the Properties. Colonial REIT and Buyer shall indemnify the other with respect to any loss, damages, and expenses

(including reasonable attorneys’ fees) that may be incurred by reason of claims asserted by limited partners by reason of any untrue statement or alleged untrue statement of a material fact contained in the information provided by each such Person for inclusion in the Transaction Information Statement/Offer to Purchase, or the omission or alleged omission from such information of a material fact required to be stated therein or necessary to make the statements therein not misleading material misstatements.
     7.16 Form of Net Asset Statement; Contribution Agreement. Prior to Closing, Colonial REIT shall submit to Buyer for its review and approval (such approval not to be unreasonably withheld or delayed) the form of net assets statements to be prepared under the Contribution Agreement. Colonial REIT agrees that the Contribution Agreement shall not be amended without the consent of Buyer.
8. CONDITIONS TO CLOSING.
     8.1 Buyer’s Closing Conditions. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions (“Buyer’s Closing Conditions”):
          8.1.1 Colonial REIT’s Due Performance.
               8.1.1.1 All of the representations and warranties of Colonial REIT set forth in this Agreement and made as of the date hereof shall be true, correct and complete as of the Closing Date (or, in the case of a representation that by its terms is made as of a specified date, as of such date), except where the failure or failures of such representations and warranties to be true and correct would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
               8.1.1.2 Colonial REIT, on or prior to the Closing Date, shall have complied with and/or performed in all material respects all of the obligations, covenants and agreements required on the part of Colonial REIT to be complied with or performed pursuant to the terms of this Agreement.
               8.1.1.3 The Title Company shall be prepared to issue to Buyer an Owner’s Policy of Title Insurance in form and substance acceptable to Buyer (with extended coverage and with endorsements requested by Buyer, including, without limitation, fairway endorsements, to the extent available ) insuring fee title to the Property as vested in the Property Owning Entities, subject only to the Permitted Exceptions
               8.1.1.4 The Limited Partners shall have consummated the sale of the Common Units pursuant to the Limited Partner Purchase Agreement, if any, simultaneously with the Closing hereunder.

          8.1.2 Consummation of Pre-Closing Transaction. All of the transactions contemplated by Section 5.1 through 5.4 hereof shall have been consummated immediately prior to the Closing.
          8.1.3 Deliveries. Colonial REIT shall have delivered to Buyer such documents and instruments as are required to be delivered by Colonial REIT pursuant to the terms hereof, including, without limitation, the Tenant Estoppels pursuant to Section 7.6.
     8.2 Failure of Buyer’s Closing Conditions. Subject to Buyer’s rights under Section 11.2 hereof with respect to any default by Colonial REIT and updated representations, if any of the Buyer’s Closing Conditions have not been fulfilled within the applicable time periods, Buyer may:
          8.2.1 waive the Buyer’s Closing Condition and proceed to Closing in accordance with this Agreement, without adjustment or abatement of the Purchase Price; or
          8.2.2 terminate this Agreement by written notice to Colonial REIT, which termination shall take effect upon passage of a ten (10) day cure period if Colonial REIT fails to cure the relevant default, during such period, provided such cure period shall not extend the Outside Closing Date.
     8.3 Colonial REIT’s Closing Conditions.
          The obligations of Colonial REIT to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of each of the following at or prior to Closing:
          8.3.1 Buyer’s Due Performance.
               8.3.1.1 All of the representations and warranties of Buyer set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date (or, in the case of a representation that by its terms is made as of a specified date, as of such date).
               8.3.1.2 Buyer, on or prior to the Closing Date, shall have complied with and/or performed in all material respects all of the obligations, covenants and agreements required on the part of Buyer to be complied with or performed pursuant to the terms of this Agreement.

               8.3.1.3 Deliveries.
                    Buyer shall have delivered to Colonial REIT such documents, instruments and funds as are required to be delivered by Buyer pursuant to the terms of this Agreement.
               8.3.1.4. Limited Partner Purchase Agreement. Buyer shall have entered into the Limited Partner Purchase Agreement and consummated the acquisition of Common Units pursuant to the Limited Partner Purchase Agreement, if any, simultaneously with the Closing hereunder. The Limited Partner Purchase Agreement shall include the following terms and conditions, and shall otherwise be in form and substance reasonably acceptable to Colonial REIT and Buyer: (i) the per unit purchase price thereunder shall be the same as the Per Unit Purchase Price hereunder, (ii) a closing condition thereunder shall be the consummation of the Closing hereunder and, with respect to each selling Limited Partner, the accuracy in all material respects of such Limited Partner’s representations and delivery of a duly executed assignment of the Limited Partner’s Common Units, (iii) the Buyer shall make similar representations and warranties as the representations and warranties made by Buyer hereunder, (iv) each selling Limited Partner shall make representations regarding its authority to enter into the Limited Partner Purchase Agreement and its ownership of the Common Units it is selling free and clear of any liens, (v) at Closing, there shall be withheld from the purchase price payable to each Limited Partner such limited partner’s ratable share of the Damage Cap, which withheld amounts shall be held by an escrow agent reasonably acceptable to Buyer and Colonial REIT to be applied for payment of such limited partner’s ratable share of any indemnification payments for breach of the representations and warranties pursuant to Section 11.3.2 in accordance with the terms of an escrow agreement that is reasonably acceptable to Colonial REIT and Buyer (vi) one Limited Partner (or another designee reasonably acceptable to Buyer) shall be designated to act on behalf of and accept service of process for all Limited Partners with respect to amounts escrowed pursuant to the Limited Partner Purchase Agreement.
     8.4 Failure of Colonial REIT’s Closing Conditions.
          Subject to Colonial REIT’s rights under Section 11.1 hereof with respect to any default by Buyer if any of the Colonial REIT’s Closing Conditions have not been fulfilled within the applicable time periods, Colonial REIT may:
          8.4.1 waive the Colonial REIT’s Closing Condition and proceed to Closing hereunder in accordance with this Agreement, without adjustment or abatement of the Purchase Price; or
          8.4.2 terminate this Agreement by written notice, which notice shall take effect upon passage of a ten (10) day cure period if Buyer fails to cure the relevant default, untruth or failure during such period.

9. CLOSING.
     9.1 Closing Date. Subject to the provisions of this Agreement, the Closing shall take place on May 31, 2007, provided, the Closing shall take place no earlier than three (3) Business Days after the expiration of the offer made to the Limited Partners described in Section 7.15 above, or such other date as the parties hereto may agree; provided, however in the event that all of Buyer’s Closing Conditions and all of Colonial REIT’s Closing Conditions have not been satisfied or waived on or before such date, either party may extend the date for Closing to a date that is three (3) Business Days after the satisfaction or waiver of all such Closing Conditions, provided further, (i) any party that is in material breach of this Agreement shall have not right to extend the time for Closing pursuant to this Section 9.1 and (ii) in no event shall the date for Closing be extended beyond July 31, 2007 (the “Outside Closing Date”). In the event that the Closing has not occurred on or before the Outside Closing Date either party may terminate this Agreement upon notice to the other party, provided no such termination shall affect any party’s rights under Section 11.1 and Section 11.2 as applicable and a party in material breach of this Agreement shall have no right to terminate this Agreement. As used herein, the following terms shall have the following meanings: (a) the “Closing” shall mean the closing of the transactions contemplated by this Agreement; and (b) the “Closing Date” shall mean the date upon which the Closing actually occurs. In the event that the Closing Date extends past June 30, 2007, Colonial REIT agrees to pay any costs charged by the Lender under the Mortgage Loan to extend any rate lock beyond June 30, 2007 or to purchase any new rate lock.
     9.2 Deliveries by Colonial REIT. On or before the Closing Date, Colonial REIT shall deliver or cause to be delivered to Buyer the following documents and instruments, as applicable, each, unless otherwise permitted, dated as of the Closing Date:
          9.2.1 Pre-Closing Transaction Documents:
               In connection with the Pre-Closing Transaction:
               (a) copies of the conveyance documents executed pursuant to the Contribution Agreement; and
               (b) Copies of such other documents and instruments required to fully implement the Pre-Closing Transactions and to vest title to the Properties in the Property owning Entities.
          9.2.2 Assignments of Common Units. Two (2) fully executed originals of an Assignment of Common Units, in the form agreed to between Buyer and Colonial REIT, with respect to the conveyance of the REIT Transferred Interests by Colonial REIT to Buyer;
          9.2.3 Property Management Agreements. Executed property management agreements in accordance with the LLC Agreement, each executed by an affiliate of Colonial REIT, as the property manager, and by the applicable Property Owning Entity;
          9.2.4 Estoppel Certificates. Each original Estoppel Certificate executed by the applicable Tenant that has been received from a Tenant
          9.2.5 Formation Documents. With respect to each Property Owning Entity, a certificate of a secretary of such Property Owning Entity (or a manager or managing member) attaching to such certificate (a) an certified copy of the certificate of formation or other charter document of such Property Owning Entity, and (b) each original fully executed Property Operating Agreement;
          9.2.6 LLC Agreement. The Second Amended and Restated Limited Liability Company Agreement of the Company duly executed by Colonial LLC and any Limited Partners who do not convey their Common Units pursuant to the Limited Partner Purchase Agreement, in the form of Exhibit “D” attached hereto (the “LLC Agreement”); and
          9.2.7 Officer’s Certificate. A certificate of an officer of Colonial REIT certifying that, to his or her actual knowledge, all of the representations and warranties made by Colonial REIT herein are true and correct in all material respects as of the Closing Date (except for changes permitted by this Agreement).
          9.2.8 Notice to Tenants. A notice to the Tenants executed by the Operating Partnership in the form annexed hereto as Exhibit E;
          9.2.9 Service Contract Notices. Notice to the service contractors under the Contracts executed by the Operating Partnership in the form annexed hereto as Exhibit F;
          9.2.10 Contracts. Originals, or if originals are not available, copies of the Contracts;
          9.2.11 Licenses, Permits, Etc.. To the extent available, (a) all licenses and permits, authorizations and approvals pertaining to the Properties and (b) all guarantees and warranties which the Operating Partnership and/or the Property Owning Entities has received in connection with any work or services performed or equipment installed in and improvements erected on the Properties;
          9.2.12 FIRPTA. duly executed certificate of Colonial REIT and the Operating Partnership in the applicable form set forth in Treasury Regulations §1.1445-2(b)(2);
          9.2.13 Title Affidavits. A customary title affidavit executed by Colonial REIT and/or Operating Partnership sufficient to remove all standard exceptions to Buyer’s title policy and sufficient for the Title Company to issue a fairway endorsement, to the extent available;

          9.2.14 Evidence of Authority, Etc.. Evidence of Colonial REIT’s and Operating Partnership’s power and authority for the transactions contemplated by this Agreement (including the Pre-Closing Transactions) and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of Colonial REIT and the Operating Partnership to act for and bind such entities, including, without limitation, with respect thereto, an opinion of counsel, in form and substance reasonably acceptable to Buyer (which opinion of counsel shall also include an opinion with respect to the REIT Transferred Interests and an opinion with respect to the enforceability of the power of attorneys described in Section 5.4);
          9.2.15 Development Agreement. A development agreement (and any memoranda to be recorded pursuant thereto) on terms and conditions reasonably acceptable to Colonial REIT and Buyer and between Buyer (or its designee) and Colonial REIT or affiliates thereof (the “Development Agreement”). The Development Agreement shall relate to the projects set forth on Schedule 9.2.15 hereto and shall include the terms and conditions set forth on Schedule 9.2.15 hereto and shall otherwise be in form and substance reasonably acceptable to Buyer (or its designee) and Colonial REIT. Buyer and Colonial REIT agree to negotiate in good faith to finalize the terms of the Development Agreement.
          9.2.16 Non-Imputation Matters. At Colonial REIT’s election (i) a customary non-imputation affidavit in form and substance reasonably acceptable to Colonial REIT and the Title Company that survives for a period that ends on December 31, 2007, or (ii) payment of title premiums, in an amount not to exceed $0.20 per $1,000 of consideration, sufficient to enable to the Title Company to issue a non-imputation endorsement for the Properties located in the states of Alabama, Georgia and North Carolina.
          9.2.17 Other Documents and Agreements. Such other documents or instruments as may be required by any other express provision of this Agreement.
     9.3 Deliveries by Buyer. On or before the Closing Date, Buyer, shall deliver to Colonial REIT the following funds, documents and instruments, each dated or effective as of the Closing Date, in addition to the other items and payments required by this Agreement to be delivered by Buyer at the Closing:
          9.3.1 Purchase Price. The Purchase Price;
          9.3.2 Proof of Authority. Such proof of Buyer’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer as may be reasonably required by Colonial REIT;
          9.3.3 LLC Agreement. The LLC Agreement duly executed by Buyer; and

          9.3.4 Officer’s Certificate. A certificate of an officer of Buyer certifying that all of the representations and warranties made by Buyer herein are true and correct in all material respects (except for changes permitted by this Agreement).
          9.3.5 Development Agreement. The Development Agreement duly executed by an affiliate of Buyer.
     9.4. Escrow Closing. Colonial REIT and Buyer acknowledge and agree that the Closing may be conducted through customary escrow arrangements and with an escrow agent reasonably acceptable to Buyer and Colonial REIT.
     9.5 Closing Costs. Each of Colonial REIT and Buyer shall pay their own legal costs and expenses arising in connection with the Closing (including, without limitation, its own attorneys’ and advisors’ fees, charges and disbursements) and Buyer shall be solely responsible for its due diligence costs. All other such costs (“Closing Costs”) shall be paid by the Company (as constituted following the Closing) including, but not limited to: financing fees (including in connection with the Mortgage Loan), costs incurred in connection with the resolution of legal, engineering and environmental matters, transfer and recordation costs, title reports and insurance, surveys, costs relating to accounting, human resources, and technology associated with transitioning and integration of the Properties, costs to form the Property Owning Entities, and all other costs of Closing (excluding Wachovia equity placement fees which will be the responsibility of Colonial REIT). To the extent that it is necessary, for transfer and recordation tax purposes to value a particular Property, Buyer and Colonial REIT agree to negotiate in good faith to agree to a value.
10. CASUALTY AND CONDEMNATION.
     10.1 Condemnation. If, prior to the Closing, all or any portion of any of the Properties is taken by condemnation or eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), Colonial REIT shall immediately notify Buyer of such fact; provided, however the commencement or existence of any such condemnation or pending condemnation shall not give Buyer the right to terminate this Agreement except to the extent such taking by condemnation or eminent domain or had a Material Adverse Effect. In the event Buyer does not terminate this Agreement pursuant to the foregoing sentence, at Closing, Colonial REIT will assign to Buyer any right, title and interest that Colonial REIT may have in any condemnation proceeds, and without any adjustment to the Purchase Price, and the parties shall proceed to the Closing pursuant to the terms hereof without modification of the terms of this Agreement, and without any adjustment to the Purchase Price. So long as Buyer has not terminated this Agreement, Buyer shall have the right to participate in and approve any adjustment of any determination of any condemnation claim.
     10.2 Casualty. Prior to the Closing and notwithstanding the pendency of this Agreement, the entire risk of loss or damage by earthquake, hurricane, tornado, flood, landslide, fire, acts of war, terrorism, terrorist activities or other casualty shall be borne and assumed by Colonial REIT; provided, however, if prior to the Closing any damage or destruction occurs, individually or in the aggregate, to any portion of any Property as a result of earthquake, hurricane, tornado, flood, landslide, fire, acts of war, terrorism, terrorist activities or other casualty, Colonial REIT shall immediately notify Buyer of such fact. Buyer shall have no right to terminate this Agreement as a result of any such damage or destruction unless such damage or destruction has a Material Adverse Effect. In the event this Agreement is not terminated by Buyer pursuant to the foregoing sentence, at Closing, Colonial REIT shall assign and turn over all of its right, title and interest, if any, in all insurance proceeds payable with respect to such damage or destruction and the parties shall proceed to the Closing pursuant to the terms hereof without modification of the terms of this Agreement, and without any adjustment to the Purchase Price. So long as Buyer has not terminated this Agreement, Buyer shall have the right to participate in, and approve, any adjustment of any insurance claim.
11. LIQUIDATED DAMAGES; INDEMNIFICATION.
     11.1 Liquidated Damages Due Colonial REIT.
               IN THE EVENT THAT THIS TRANSACTION FAILS TO CLOSE SOLELY AS A RESULT OF THE DEFAULT OF BUYER IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, BUYER AND COLONIAL REIT AGREE THAT COLONIAL REIT’S ACTUAL DAMAGES WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO DETERMINE. THE PARTIES THEREFORE AGREE THAT IN THE EVENT THAT THIS TRANSACTION FAILS TO CLOSE SOLELY AS A RESULT OF THE DEFAULT OF BUYER IN THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, COLONIAL REIT, AS COLONIAL REIT’S SOLE AND EXCLUSIVE REMEDY, IS ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THIRTY MILLION DOLLARS ($30,000,000.00) (THE “COLONIAL REIT LIQUIDATED AMOUNT”). IN THE EVENT THAT THE TRANSACTION FAILS TO CLOSE SOLELY AS A RESULT OF BUYER’S DEFAULT, THEN (A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF BUYER AND COLONIAL REIT HEREUNDER SHALL TERMINATE, (B) BUYER SHALL IMMEDIATELY DELIVER THE COLONIAL REIT LIQUIDATED AMOUNT TO COLONIAL REIT, AND THE SAME SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES, AND (C) ALL TITLE CHARGES, IF ANY, SHALL BE CHARGED TO BUYER. FOR PURPOSES OF THIS SECTION 11.1, A BREACH SHALL RESULT IN DEFAULT ONLY AFTER WRITTEN NOTICE OF THE BREACH IS GIVEN TO BUYER AND ONLY IF SUCH BREACH IS NOT CURED WITHIN THIRTY (30) BUSINESS DAYS THEREAFTER.
          COLONIAL REIT AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 11.1, AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS. THE PROVISIONS OF THIS SECTION 11.1.

Colonial REIT’s Initials	Buyer’s Initials

     11.2 Liquidated Damages Due Buyer.
          IN THE EVENT THAT THIS TRANSACTION FAILS TO CLOSE SOLELY AS A RESULT OF THE DEFAULT OF COLONIAL REIT IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, BUYER AND COLONIAL REIT AGREE THAT BUYER’S ACTUAL DAMAGES WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO DETERMINE. THE PARTIES THEREFORE AGREE THAT IN THE EVENT THAT THIS TRANSACTION FAILS TO CLOSE SOLELY AS A RESULT OF THE DEFAULT OF COLONIAL REIT IN THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, BUYER, AS BUYER’S SOLE AND EXCLUSIVE REMEDY , IS ENTITLED TO ELECT THE REMEDY OF SPECIFIC PERFORMANCE OR LIQUIDATED DAMAGES IN THE AMOUNT OF THIRTY MILLION DOLLARS ($30,000,000.00) (THE “BUYER LIQUIDATED AMOUNT”). IN THE EVENT THAT THE TRANSACTION FAILS TO CLOSE SOLELY AS A RESULT OF COLONIAL REIT’S DEFAULT AND BUYER ELECTS THE REMEDY OF LIQUIDATED DAMAGES THEN (A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF BUYER AND COLONIAL REIT HEREUNDER SHALL TERMINATE, (B) COLONIAL REIT SHALL IMMEDIATELY DELIVER THE LIQUIDATED AMOUNT TO BUYER AND THE SAME SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES, AND (C) ALL TITLE CHARGES, IF ANY, SHALL BE CHARGED TO COLONIAL REIT. FOR PURPOSES OF THIS SECTION 11.2, A BREACH SHALL RESULT IN DEFAULT ONLY AFTER WRITTEN NOTICE OF THE BREACH IS GIVEN TO COLONIAL REIT AND ONLY IF SUCH BREACH IS NOT CURED WITHIN THIRTY (30) BUSINESS DAYS THEREAFTER.
          COLONIAL REIT AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 11.2, AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS. THE PROVISIONS OF THIS SECTION 11.2.

Colonial REIT’s Initials	Buyer’s Initials
     11.3 Indemnification.
          11.3.1 Indemnification By Buyer.
     From and after the Closing, Buyer hereby agrees to indemnify, protect, defend and hold Colonial REIT harmless from and against any loss, cost, damage, liability, expense (including, without limitation, reasonable attorneys’ fees, charges and disbursements) (collectively, “Losses”) arising out of or in connection with the breach of any of Buyer’s representations or warranties set forth herein (subject to the survival limitations set forth in Section 4.6 hereof), provided, however, that Buyer’s obligation to indemnify Colonial REIT under this Section 11.3.1 above shall be subject to the following restrictions, (a) Buyer shall not be obligated to pay any amounts with respect to breaches of representations and warranties until the aggregate obligation of Buyer with respect to such breaches exceeds $100,000, whereupon Buyer shall be liable for all such amounts in excess of $100,000, and (b) in no event shall the aggregate liability of Buyer to Colonial REIT with respect to breaches of representations and warranties exceed $10,000,000.
          11.3.2 Indemnification By Colonial REIT. From and after the Closing, Colonial REIT hereby agrees to indemnify, protect, defend and hold Buyer from and against any Losses arising out of or in connection with the breach of any of Colonial REIT’s representations or warranties set forth herein (subject to the survival limitations set forth in Section 3.23 hereof), provided, however, that Colonial REIT’s obligation to indemnify Buyer under this Section 11.3.2 above shall be subject to the following restrictions, (a) Colonial REIT shall not be obligated to pay any amounts with respect to breaches of representations and warranties with respect to any Property or any Property Owning Entity until the aggregate obligation of Colonial REIT with respect to such breaches exceeds $100,000 for any Property or Property Owning Entity whereupon Colonial REIT shall only be liable for amounts in excess of $100,000 with respect to such Property or Property Owning Entity (subject to clause (b)), and (b) in no event shall the aggregate liability of Colonial REIT to Buyer with respect to breaches of representations and warranties hereunder exceed $10,000,000 (the “Damage Cap”), provided (i) the liability of Colonial REIT hereunder shall be reduced by the aggregate amount withheld from the Limited Partners and deposited in escrow pursuant to the Limited Partners Purchase Agreement and (ii) any amounts actually paid as damages to Buyer for breaches of representations and warranties made by Colonial REIT shall be ratably apportioned between Colonial REIT and the Limited Partners (but, as to the Limited Partners, only to the extent of amounts escrow under the Limited Partner Purchase Agreement) and (iii) the Damage Cap shall not apply to breaches of the representations set forth in Sections 3.1, 3.2, 3.3, 3.5 and 3.6 (except as to those representations set forth in Section 3.1 and 3.3 that do not survive beyond December 31, 2007 as provided in Section 3.23).
          11.3.3 Procedures.
                     In the event that any party hereto reasonably believes that such person has Losses hereunder for which it will seek indemnity pursuant to this Section 11.3, such party (the “indemnified party”) shall give written notice thereof (a “Claim Notice”) to the indemnifying party (the “indemnifying party”) within five (5) Business Days after obtaining knowledge thereof, stating the nature and basis of such Claim for indemnification and the amount thereof, in reasonable detail. Failure to provide such Claim Notice within such five (5) Business Day period shall not act as a waiver of the indemnified party’s rights with respect to such Losses for indemnification unless, and only to the extent that, such failure materially adversely affects the indemnifying party’s ability to defend against, reduce or eliminate damages arising out of such Losses.
12. BROKERS. Buyer and Colonial REIT each hereby represent, warrant to and agree with each other that it has not had, and shall not have, any dealings with any third party to whom the payment of any broker’s fee, finder’s fee, commission, investment advisory fee, placement fee or other similar compensation (“Commission”) shall or may become due or payable in connection with the transactions contemplated hereby other than with Wachovia Securities (the “Investment Advisor”). Colonial REIT hereby agrees to pay all Commissions due and payable to the Investment Advisor in connection with the transaction contemplated hereby pursuant to its separate agreement with the Investment Advisor. Colonial REIT shall indemnify, protect, defend and hold Buyer harmless from and against any and all claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by Buyer by reason of any breach or inaccuracy of the representation, warranty and agreement of Colonial REIT contained in this Section 12. Buyer shall indemnify, protect, defend and hold Colonial REIT harmless from and against any and all claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by Colonial REIT by reason of any breach or inaccuracy of the representation, warranty and agreement of Buyer contained in this Section 12. The provisions of this Section 12 shall survive the Closing or earlier termination of this Agreement.
13. CONFIDENTIALITY.
     Colonial REIT and Buyer shall use commercially reasonable efforts to agree on the description of the transactions contemplated by this Agreement contained in the initial press release and other public disclosure to be issued by Colonial REIT. Each party will use commercially reasonable efforts to consult with the other parties before issuing, and provide the other parties the opportunity to review and comment upon, any subsequent press release or other written public statement that contains a description of the transactions (other than any such press release or public statement that does not contain materially more information than previously agreed upon), and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be reasonably required to comply with applicable law or court process or obligations pursuant to any listing agreement with any national securities exchange. Each party shall be entitled to discuss, on a confidential basis, the terms of the transactions and confidential information regarding the Properties with rating agencies and potential sources of financing for consummation of the transactions and, in the case of Buyer, with investors and to other third parties to the extent required to market the Sale Properties identified in the LLC Agreement. Except to the extent modified by the foregoing provisions, the existing confidentiality between Buyer and Colonial REIT shall remain in full force and effect, notwithstanding the execution and delivery, or any termination, of this Agreement.

14. MISCELLANEOUS PROVISIONS.
     14.1 Governing Law. This Agreement (and the legal relations between the parties hereto) shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law.
     14.2 Entire Agreement. This Agreement, including the exhibits and schedules attached hereto, constitutes the entire agreement between Buyer and Colonial REIT pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to any party by any other party in connection with the subject matter hereof except as specifically set forth herein or in the documents delivered pursuant hereto or in connection herewith.
     14.3 Modification; Waiver. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     14.4 Notices. All notices, consents, requests, reports, demands or other communications hereunder (collectively, “Notices”) shall be in writing and may be given personally, by registered or certified mail, by telecopy, by PDF or email or by Federal Express (or other reputable overnight delivery service) as follows:
To Buyer:
DRA G&I FUND VI REAL ESTATE INVESTMENT TRUST
c/o DRA Advisors LLC
220 East 42nd Street
New York, New York 10017
Attention: Brian T. Summers and Jean Marie Apruzzese
Telephone: 212-973-3800
Telecopy: 212-697-7404
Email: jmapruzzese@draadvisors.com
     bsummers@draadvisors.com
With A Copy To:
Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attention: Martin Luskin, Esq. and David Brier, Esq.
Telephone: (212) 885-5000
Telecopy: (917) 332-3714 (ML) and 917-332-3784 (DB)
Email: mluskin@blankrome.com

     dbrier@blankrome.com
To Colonial REIT:
Colonial Properties Trust
300 Colonial Center Parkway, Suite 200
Roswell, Georgia 30076
Attention: Bo Jackson
Telephone: (678) 461-3303
Telecopy: (678) 461-3301
Email: bjackson@colonialprop.com
With A Copy To:
Hogan & Hartson LLP
555 Thirteenth Street, NW
Washington, DC 20004
Attention: Bruce Gilchrist, Esq.
Telephone: (202) 637-5686
Telecopy: (202) 637-5910
Email: bwgilchrist@hhlaw.com
or to such other address or such other person as the addressee party shall have last designated by notice to the other parties. All Notices shall be deemed to have been given when received. All Notices given by telecopy, PDF or email shall be followed by the delivery of a hard copy of such Notice, provided that such Notice shall be deemed to have been given when received by telecopy, PDF or email as the case may be.
     14.5 Expenses. Subject to the provision for payment of Closing Costs in accordance with the terms of Section 9.5 hereof and any other provision of this Agreement, whether or not the transactions contemplated by this Agreement shall be consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.
     14.6 Assignment.
          14.6.1 Colonial REIT’s Right to Assign. Colonial REIT shall not have the right, power or authority to assign any portion of this Agreement or its rights hereunder or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily or by operation of law, without Buyer’s prior written consent.
          14.6.2 Buyer’s Right to Assign. Buyer shall not have the right, power or authority to assign any portion of this Agreement or its rights hereunder or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily or by operation of law, without Colonial REIT’s prior written consent. Notwithstanding the foregoing, Buyer shall have the right, power and authority to assign all or any portion of this Agreement or its rights hereunder or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily or by operation of law, without Colonial REIT’s consent, to one or more affiliates of Buyer or to an entity owned, advised or controlled by DRA Advisors LLC, and shall also have the right, power and authority to designate one or more affiliates or an entity or entities owned, advised or controlled by DRA Advisors LLC to take title to any or all of the REIT Transferred Interests; provided, however, that no such assignment or delegation shall relieve Buyer of its obligations or liabilities under this Agreement.
     14.7 Severability. Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.
     14.8 Successors and Assigns; Third Parties. Subject to and without waiver of the provisions of Section 14.6 hereof, all of the rights, duties, benefits, liabilities and obligations of the parties shall inure to the benefit of, and be binding upon, their respective successors and assigns. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.
     14.9 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.
     14.10 Headings. The Section headings of this Agreement are for convenience of reference only and shall not be deemed to modify, explain, restrict, alter or affect the meaning or interpretation of any provision hereof.
     14.11 Time of Essence. Time shall be of the essence with respect to all matters contemplated by this Agreement.
     14.12 Further Assurances. In addition to the actions recited herein and contemplated to be performed, executed, and/or delivered by Colonial REIT and Buyer, Colonial REIT and Buyer agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at or after the Closing any and all such further acts, instruments, deeds and assurances as may be reasonably required to consummate the transactions contemplated hereby.
     14.13 Number and Gender. Whenever the singular number is used, and when required by the context, the same includes the plural, and the masculine gender includes the feminine and neuter genders.

     14.14 Construction. This Agreement shall not be construed more strictly against one party hereto than against any other party hereto merely by virtue of the fact that it may have been prepared by counsel for one of the parties.
     14.15 Post-Closing Access to Records. Upon receipt by Colonial REIT of Buyer’s reasonable written request at anytime and from time to time within a period of three (3) years after the Closing, Colonial REIT shall, at Colonial REIT’s principal place of business, during Colonial REIT’s normal business hours, make all of Colonial REIT’s records relating to the Properties available to Buyer or its agents for inspection and copying (at Buyer’s sole cost and expense).
     14.16 Attorneys’ Fees. In the event that any party hereto brings an action or proceeding against any other party to enforce or interpret any of the covenants, conditions, agreements or provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all reasonable costs and expenses of such action or proceeding, including, without limitation, attorneys’ fees, charges, disbursements and the fees and costs of expert witnesses.
     14.17 Business Days. As used herein, the term “Business Day” shall mean a day that is not a Saturday, Sunday or legal holiday. In the event that the date for the performance of any covenant or obligation under this Agreement shall fall on a Saturday, Sunday or legal holiday, the date for performance thereof shall be extended to the next Business Day.
     14.18 Dispute Resolution. Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Agreement (and any closing document executed in connection herewith), including any claim based on contract, tort or statute, shall be resolved at the written request of any party to this Agreement by binding arbitration. The arbitration shall be administered in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. The parties shall attempt to designate one arbitrator, who shall have sufficient knowledge and experience in matters concerning real estate transactions, from the American Arbitration Association. If they are unable to do so within thirty (30) days after written demand therefore, then the American Arbitration Association shall designate an arbitrator. The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction. The arbitrator shall award attorneys’ fees (including those of in-house counsel) and costs to the substantially prevailing party and charge the cost of arbitration to the party which is not the substantially prevailing party. Notwithstanding anything to the contrary contained herein, this Section 14.18 shall not prevent Buyer or Colonial REIT from seeking and obtaining equitable relief on a temporary or permanent basis, including, without limitation, a temporary restraining order, a preliminary or permanent injunction or similar equitable relief, from a court of competent jurisdiction located in the state of Delaware (to which all parties hereto consent to venue and jurisdiction) by instituting a legal action or other court proceeding in order to protect or enforce the rights of such party under this Agreement or to prevent irreparable harm and injury. The court’s jurisdiction over any such equitable matter, however, shall be expressly limited only to the temporary, preliminary, or permanent equitable relief sought; all other claims initiated under this Agreement between the parties hereto shall be determined through final and binding arbitration in accordance with the terms of this Section 14.18.
     14.19 Guaranty of Certain Obligations. DRA Growth & Income Fund VI, LLC, a Delaware limited liability company hereby guarantees to Colonial REIT Buyer’s obligations (in the event of a termination of this Agreement) to pay Colonial REIT the Liquidated Amount if and when due under the terms of Section 11.1 of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER: DRA G&I FUND VI REAL ESTATE INVESTMENT TRUST, a Maryland real estate investment trust
By:	/s/ Brian T. Summers
	Name:	Brian T. Summers
	Title:	Vice President

[Signatures Continued On Next Page]

COLONIAL REIT: COLONIAL PROPERTIES TRUST, an Alabama real estate investment trust, its general partner
By:	/s/ Weston M. Andress
	Name:	Weston M. Andress
	Title:	President

[Signatures Continued On Next Page]

GUARANTOR:
The undersigned is signing below solely for the purpose of agreeing to the terms of Section 14.19 of this Agreement.

By:	DRA GROWTH AND INCOME FUND VI, LLC,
a Delaware limited liability company

	By:	Manageco VI, LLC,
a Delaware limited liability company, its managing member

		By:	DRA Advisors LLC,
a Delaware limited liability company, its manager

			By:	/s/ Brian T. Summers

				Name:	Brian T. Summers

				Title:	Vice President

     The following is a list of Schedules and Exhibits to the Membership Interests Purchase Agreement (Office Joint Venture) that have been intentionally omitted. The Company agrees to furnish supplementally a copy of any omitted Schedule or Exhibit upon request of the Securities and Exchange Commission.
LIST OF EXHIBITS AND SCHEDULES

SCHEDULE 1	LIST OF DEFINED TERMS
SCHEDULE 3.4	LIST OF LITIGATION
SCHEDULE 3.7(a)	LIST OF LEASES; DEFAULT NOTICES
SCHEDULE 3.7(c)	LEASE DEFAULTS
SCHEDULE 3.7(d)	LEASING COMMISSIONS
SCHEDULE 3.7(e)	TENANT IMPROVEMENTS
SCHEDULE 3.7(f)	TAX PROCEEDINGS
SCHEDULE 3.8	CONTRACTS
SCHEDULE 3.12.2	LIST OF ENVIRONMENTAL REPORTS
SCHEDULE 3.20	PERSONAL PROPERTY
SCHEDULE 3.21	OPERATING STATEMENTS
SCHEDULE 3.22	CAPITAL PROJECTS
SCHEDULE 5.3	MORTGAGE LOAN PROVISIONS
SCHEDULE 6.1	PERMITTED TITLE EXCEPTIONS
SCHEDULE 6.4.1	OUTSTANDING DILIGENCE MATERIALS
SCHEDULE 6.4.2.3	RELEASE PRICE
SCHEDULE 9.2.15	DEVELOPMENT PROJECTS AND DEVELOPMENT TERMS
EXHIBIT “A”	LIST OF PROPERTIES
EXHIBIT “B”	TENANT ESTOPPEL CERTIFICATE
EXHIBIT “C”	INTENTIONALLY DELETED
EXHIBIT “D”	LLC AGREEMENT
EXHIBIT “E”	TENANT NOTICE
EXHIBIT “F”	SERVICE CONTRACTOR NOTICE

Schedule 1
DEFINITIONS
As used in this Agreement, the following terms are defined in the denoted sections:

2007 Budgets	§ 3.21
Agreement	Introductory Paragraph
Appurtenant Rights	§ 5.2
Business Day	§ 14.17
Buyer	Introductory Paragraph
Buyer Liquidated Amount	§ 11.2
Buyer’s Closing Conditions	§ 8.1
Buyer Representatives	§ 3.26
CCR	§ 3.19
Changes	§ 7.2
Claim Notice	§ 13.3.3.1
Claims	§ 13.1.1
Closing	§ 9.1
Closing Costs	§ 9.5
Closing Date	§ 9.1
Code	§ 3.13
Colonial LLC	Recital E
Colonial REIT	Introductory Paragraph
Colonial REIT Due Diligence Materials	§ 3.26
Colonial REIT Liquidated Amount	§11.1
Colonial REIT Percentage	§ 9.5.2.1
Commission	§ 12
Common Units	Recital E
Company	Recital B
Contracts Schedule	§ 3.8
Contribution Agreement	Recital B
CPLP	Recital A
CPSI	§ 3.20
Damage Cap	§ 11.3.2
Defect Notice	§ 6.2
Development Agreement	§ 9.2.1.5
Disclosure Schedules	§ 7.2
Distribution	Recital E
Drop Notice	§ 6.4.2
Dropped Property(ies)	§ 6.4.2
Environmental Claim	§ 3.12.1.1
Environmental Laws	§ 3.12.1.2
Environmental Notice	§ 3.12.1.3
Escrowee	§ 2.3
Execution Date	Introductory Paragraph
Executive Order	§ 3.14

Existing Surveys	§ 6.1
Existing Title Policies	§ 6.1
Indemnified Party	§ 11.3.3.1
Indemnifying Party	§ 11.3.3.1
Investment Advisor	§ 12
Laws	§ 3.10
Lease(s)	§ 3.7(a)
Limited Partner Purchase Agreement	Recital G
Limited Partner(s)	Recital G
LLC Agreement	§ 9.2.6
Losses	§11.3.1
Material Adverse Effect	§ 3.3
Material Lease	§ 3.4
Material of Environmental Concern	§ 3.12.1.4
Maximum Title Expense	§ 6.3
Mortgage Loan	§ 5.3
New Property Owning Entity(ies)	Recital B
New Surveys	§ 6.1
New Title Commitments	§ 6.1
New Title Matter	§ 6.2
Notices	§ 14.4
OFAC	§ 3.14
Ongoing Capital Projects	§ 3.22
Operating Partnership	Recital A
Outside Closing Date	§ 9.1
Outside Diligence Materials	§ 6.4.1
Per Unit Purchase Price	§ 2.1
Permitted Exceptions	§ 6.1
Post-Signing Surveys	§ 6.1
Post-Signing Title Commitments	§ 6.1
Pre-Closing Breaches	§ 3.26
Pre-Closing Transactions	Recital E
Prohibited Person	§ 3.14
Property Defect	§ 6.4.1.1
Property(ies)	Recital A
Property Operating Agreement(s)	§ 5.1
Property Owner Interest Contribution	Recital C
Property Owning Entity(ies)	Recital B
Property Transfers	Recital B
Purchase Price	§ 2.1
Record Date	§ 2.1
REIT Transferred Interests	§ 1
Release Price	§ 6.4.2.3
Released Parties	§ 3.25(d)
Rent Rolls	§ 3.7(a)

Required Cure Items	§ 6.3
Surveys	§ 6.1
Tenant Estoppel(s)	§ 7.6
Title Commitments	§ 6.1
Title Company	§ 6.2
To Buyer’s Knowledge	§ 4.7
To Colonial REIT’s Knowledge	§ 3.24
Transaction Information Statement/Offer to Purchase	§ 7.15
Updated New Title commitments	§ 6.2